EXHIBIT 99.4

                            HOMESTAKE MINING COMPANY

            CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                                      INDEX

                                                                                                    Page

For the Years Ended December 31, 1997, 1996 and 1995:*
     Management's Discussion and Analysis                                                              1
     Cautionary Statement Under the Private Securities Litigation Reform Act                          14
     Statements of Consolidated Operations for the Years
         Ended December 31, 1997, 1996 and 1995                                                       15
     Consolidated Balance Sheets as of December 31, 1997 and 1996                                     16
     Statements of Consolidated Cash Flows for the Years
         Ended December 31, 1997, 1996 and 1995                                                       17
     Statements of Consolidated Shareholders' Equity for the
         Years Ended December 31, 1997, 1996 and 1995                                                 18
     Notes to Consolidated Financial Statements                                                       19
     Report of Independent Auditors                                                                   46
     Management's Responsibility for Financial Reporting                                              47
     Quarterly Selected Data                                                                          48
     Five-Year Selected Data                                                                          50


     * Restated to reflect the April 30, 1998 pooling-of-interests business combination with Plutonic Resources Limited.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Years Ended December 31, 1997, 1996 and 1995

(Unless specifically stated otherwise, the following information relates to amounts included in the consolidated financial statements, without reduction for minority interests. Homestake reports per ounce production costs in accordance with the "Gold Institute Production Cost Standard.")

On April 30, 1998 Homestake Mining Company ("Homestake" or the "Company") acquired 100% of Plutonic Resources Limited ("Plutonic"), a publicly-traded Australian gold producer, by issuing 64.4 million Homestake common shares. This business combination has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated to include Plutonic for all prior periods.

RESULTS OF OPERATIONS

         Homestake recorded a net loss of $230.6 million or $1.10 per share during 1997 compared to net income of $45.8 million or $0.22 per share during 1996 and $49.9 million or $0.25 per share during 1995. The 1997 loss includes net nonrecurring expenses amounting to $159.2 million or $0.76 per share compared to net nonrecurring income of $18.3 million or $0.08 per share in 1996 and $19.6 million or $0.10 per share in 1995.

         Significant nonrecurring items in 1997 included:

  - $84.9 million ($107.8 million pretax) write-down of Homestake's investment in the Main Pass 299 sulfur mine

  - $60.1 million ($84.7 million pretax) reduction in the carrying values of resource assets

  -  $45.7 million ($47.9 million pretax) write-down of certain investments

  - $21.5 million ($29.1 million pretax) increase in the accrual for estimated future reclamation expenditures

  - $12.7 million ($15.8 million pretax) in other charges, primarily foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan

  - $47.2 million ($62.9 million pretax) gain on the fee received from Santa Fe Pacific Gold Corporation ("Santa Fe") upon termination of Homestake's merger agreement with Santa Fe

  - $10.4 million ($10.4 million pretax) gain on cancellation of option to acquire 19.9% of Great Central Mines Limited ("Great Central")

  - $8.1 million ($13.5 million pretax) gain on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada

         Significant nonrecurring items in 1996 included:

  -   $24 million reduction in the accrual for prior year income taxes
  - $7.9 million ($7.9 million pretax) gain of the sale of the investment in Eagle Mining Corporation NL ("Eagle Mining")
  -   $4.9 million ($5.5 million pretax) of proceeds from a litigation recovery
  -   $8.3 million ($9 million pretax)  write-down  of mining  investments
  -   $7.4  million  ($8.9  million  pretax)  of  foreign  exchange  losses,
      primarily  on  advances  to   Homestake's   wholly-owned   subsidiary,
      Homestake Canada Inc. ("HCI")

         Significant nonrecurring items in 1995 included:

   -  $12.9  million   ($12.9   million   pretax)   recognition   of  previously
      unrecognized  tax benefits
   - $4.2 million ($5.4 million pretax) gain on the sale of the Company's remaining uranium inventory

     Excluding the effect of the nonrecurring items, Homestake incurred a net loss of $71.4 million or $0.34 per share in 1997 compared to earnings of $27.5 million or $0.14 per share in 1996 and $30.3 million or $0.15 per share in 1995. The lower 1997 results primarily are due to significantly lower gold prices, partially offset by higher gold production and sales volumes and lower per ounce total cash costs. After adjusting for nonrecurring items, the reduction in 1996 earnings from 1995 reflects higher per ounce total cash costs, higher depreciation charges, substantially increased exploration expenditures and lower returns from the Main Pass 299 sulfur operations, partially offset by higher gold prices and increased gold production and sales volumes.

Gold Operations: The results of the Company's operations are affected significantly by the market price of gold. Gold prices are influenced by numerous factors over which the Company has no control, including expectations with respect to the rate of inflation, the relative strength of the United States dollar and certain other currencies, interest rates, global or regional political or economic crises, demand for gold for jewelry and industrial products, and sales by holders and producers of gold in response to these factors. Homestake's current gold hedging policy provides for the use of forward sales contracts to hedge up to 30% of each of the following ten year's expected annual gold production at prices in excess of certain targeted prices, and the use of combinations of put and call option contracts to establish minimum floor prices while allowing participation in future increases in the price of gold.

         During 1997, Homestake entered into a series of put and call options which provide a floor price of $325 per ounce for 900,000 ounces of 1998 production while allowing for full participation in any increase in the price of gold above $336 per ounce.

         During 1997, 1996 and 1995, the Company delivered 535,900, 438,400 and 446,700 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at average prices of $429, $482 and $440 per ounce, respectively. At December 31, 1997 the Company had committed 1,227,500 ounces of its future Australian gold production for sale under Australian dollar denominated forward gold contracts at an average price of $330 (A$507) per ounce. During 1997, 1996 and 1995, the Company delivered or financially settled 120,100, 70,000 and 113,200 ounces of its North American gold production at average prices of $385, $421 and $398 per ounce, respectively. At December 31, 1997 the Company had committed 580,000 ounces of its future North American production for sale through the year 2003 at an average price of $434 per ounce. The Company's hedging activities increased revenues by approximately $25 million, $43 million and $55 million during 1997, 1996 and 1995, respectively. The estimated liquidation value of the Company's gold hedging position at December 31, 1997 was approximately $110 million. See note 21 to the consolidated financial statements for further information and details of these hedging programs.

         A significant portion of the Company's operating expenses is incurred in Australian and Canadian currencies. The Company's profitability is impacted by fluctuations in these currencies' exchange rates relative to the United States dollar. Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which establish trading ranges within which the United States dollar may be exchanged for Australian and Canadian dollars. During 1997, both the Australian and Canadian currencies weakened significantly in relation to the U.S. dollar and the Company recorded foreign currency losses of $28.5 million under this program, of which $20.4 million were unrealized at December 31, 1997. See note 21 to the consolidated financial statements for additional information regarding this program.

         Revenues from gold, ore and concentrate sales totaled $863.6 million during 1997 compared to revenues of $921.7 million in 1996 and $872 million in 1995. The decrease in revenue during 1997 reflects significantly lower gold prices, partially offset by higher production. The increase in revenues in 1996 from 1995 reflects higher sales volumes and higher gold prices. During 1997, the Company sold 2,548,700 equivalent ounces of gold at an average price of $353 per ounce compared to 2,390,800 equivalent ounces of gold sold at an average price of $406 per ounce in 1996 and 2,320,200 equivalent ounces of gold sold at an average price of $396 per equivalent ounce during 1995.

         Total gold equivalent production increased to 2,544,300 ounces during 1997 compared to 2,417,900 equivalent ounces produced during 1996 and 2,226,000 equivalent ounces produced during 1995. The higher 1997 production primarily is due to production increases at the Plutonic, Kalgoorlie, Eskay Creek, Lawlers, Snip and Round Mountain operations, the commencement of production at the La Falda mine, and initial production at the Ruby Hill mine, partially offset by lower production at the McLaughlin and Peak Hill mines, and the absence of production from the Nickel Plate mine. The increase in production during 1996 from 1995 primarily is due to production increases at the Kalgoorlie, Eskay Creek, David Bell, Darlot, Plutonic and Round Mountain operations, the acquisition of an 80% interest in the Mt Morgans mine in late 1995 and the purchase of an additional 60% interest in the Snip mine in early 1996, partially offset by lower production following the completion of mining operations at the McLaughlin and Nickel Plate mines.


Consolidated Production Costs per Ounce:

(per ounce of gold)                                              1997          1996           1995
---------------------------------------------------------------------------------------------------
Direct mining costs                                              $222          $244           $236
Deferred stripping adjustments                                      5             1              4
Costs of third-party smelters                                      14            14             13
Other                                                               1            (4)            (1)
---------------------------------------------------------------------------------------------------
Cash Operating Costs                                              242           255            252
Royalties                                                           3             4              4
Production taxes                                                    1             2              2
---------------------------------------------------------------------------------------------------
Total Cash Costs                                                  246           261            258
Depreciation and amortizaton                                       54            57             50
Reclamation                                                         3             5              5
---------------------------------------------------------------------------------------------------
Total Production Costs                                           $303          $323           $313
---------------------------------------------------------------------------------------------------

         Homestake's reported consolidated total cash cost per gold equivalent ounce amounted to $246 during 1997 compared to $261 and $258 during 1996 and 1995, respectively. The lower 1997 total cash costs per ounce primarily reflect higher production and a weaker Australian dollar at the Kalgoorlie, Plutonic and Lawlers operations, higher shipments and higher grades at the

Eskay Creek mine and higher production at the Round Mountain mine, partially offset by lower grades at the Williams and David Bell mines. The increase in total cash costs per ounce during 1996 from 1995 primarily reflects the effects of a stronger Australian dollar, higher costs at the Plutonic mine and lower production at the McLaughlin mine, partially offset by higher silver grades at the Eskay Creek mine, higher production and the purchase of the disproportionate sharing arrangement at the Kalgoorlie operations, higher production at the David Bell and Darlot mines, higher grades and cost reduction efforts at the Lawlers mine and an increase in ownership at the low-cost Snip mine.

         Homestake's total noncash cost per equivalent ounce was $57 during 1997 compared to $62 and $55 per ounce during 1996 and 1995, respectively. The decrease in noncash costs in 1997 primarily is due to reserve expansions at the Eskay Creek and Snip mines. The increase in 1996 noncash costs from 1995 reflects additional depreciation and amortization charges resulting from the purchases of the Homestake Gold of Australia Limited ("HGAL") minority interests, the disproportionate sharing arrangement, the 80% interest in the Mt Morgans mine and the additional interest in the Snip mine.

Reconciliation of Total Cash Costs per Ounce to Financial Statements:

(thousands of dollars, except per ounce amounts)                                1997            1996           1995
--------------------------------------------------------------------------------------------------------------------
Production Costs per Financial Statements                                  $ 627,639       $ 615,491      $ 609,117
Costs not included in Homestake's
   production costs:
   Costs of third-party smelters(1)                                           34,530          33,098         29,214
   Production costs of equity-accounted investments                            1,947          12,907         11,752
Sulfur and oil production costs                                              (25,477)        (23,208)       (26,917)
Reclamation accruals                                                          (8,950)        (11,346)       (14,078)
By-product silver revenues                                                    (2,610)         (3,059)        (2,334)
Inventory movements and other                                                 (6,435)          6,846        (32,336)
--------------------------------------------------------------------------------------------------------------------
Production Costs for Per Ounce Calculation Purposes                        $ 620,644       $ 630,729      $ 574,418
--------------------------------------------------------------------------------------------------------------------
Ounces Produced During the Year                                            2,544,325 (2)   2,417,930      2,226,028
Total Cash Costs Per Ounce                                                     $ 246           $ 261          $ 258
--------------------------------------------------------------------------------------------------------------------

1. Eskay Creek sells ore containing gold and silver directly to third-party smelters. For comparison purposes, cash operating costs per ounce include estimated third-party costs incurred by smelters and others to produce marketable gold and silver.

2.   Includes 16,600 ounces produced at the Ruby Hill mine during 1997, prior to
     commercial  production,   which  are  excluded  from  the  cost  per  ounce
     calculation.


         As a result of lower gold prices, at September 30 and December 31, 1997 the Company reviewed the carrying values of its gold mining operations using a $325 per ounce gold price for its short-lived operations and a $350 per ounce gold price for its operations with longer lives. The Company determined that impairment write-downs totaling $84.7 million were required to reduce the carrying values of several of its assets or operations with short remaining lives, including the Mt Morgans and Peak Hill mines in Australia, the Pinson mine in Nevada, the Homestake mine's Open Cut, low-grade stockpiled ore and exploration properties at certain locations in Western Australia, and redundant mining equipment at the Kalgoorlie operations. The Company determined that no adjustments to the carrying values of its longer-lived operations were required.

         United States

         At the Homestake mine in South Dakota, production decreased slightly to 397,300 ounces during 1997 from 407,300 ounces during 1996 and 402,900 ounces during 1995. The decrease in production in 1997 primarily is a result of a decrease in the grade of ore from the underground operations, partially offset by an increase in the grade of ore from the Open Cut. The increase in 1996 production from 1995 is a result of an increase in production from the Open Cut, partially offset by lower production from the underground operations. Total cash costs of $310 per ounce during 1997 compare to total cash costs of $304 per ounce during 1996 and $303 per ounce during 1995.

         In January 1998, the Company commenced a major restructuring of operations at the Homestake mine in order to reduce operating costs. The Company suspended underground mining for approximately 60 days while it completed the final details of the new operating plan and readied the underground mine to begin operating on the restructured basis. Open Cut ore stockpiles continued to be processed through the mill at an accelerated rate while the underground operations were suspended. The new mine plan, which resulted in a decrease in proven and probable ore reserves of 1.5 million ounces before considering 1997 production, is designed to improve the grade of ore recovered through the increased use of mechanized cut-and-fill mining methods. When fully implemented, the plan will reflect a reorganization of underground activities and a significant reduction in work force that will generate considerable cost savings and will increase the mine's future total earnings and cash flow. Homestake expects to invest $30 million by the end of 1999 in the restructuring process to purchase equipment and to upgrade facilities and infrastructure. Once the new operating plan is fully implemented by the end of 1999, annual gold production is expected to be between 150,000 and 180,000 ounces. Total cash costs for the underground operations are projected to decline to $280 per ounce from recent levels of approximately $335 per ounce.

         The Company's share of production from the Round Mountain mine in Nevada totaled 120,000 ounces in 1997 compared to production of 102,700 ounces in 1996 and 86,100 ounces in 1995. The higher 1997 production is a result of higher recoveries on the reusable pad and an increase in the volume of ore placed on the dedicated pad. The increase in 1996 production from 1995 was due to higher grades and volumes of ore placed on the reusable pad and an increase in dedicated pad capacity. Total cash costs of $226 per ounce in 1997 compare to total cash costs of $256 per ounce and $254 per ounce in 1996 and 1995, respectively. The decrease in total cash costs in 1997 is due to the higher production.

         During the third quarter of 1997, a new Round Mountain mining plan was approved. The new plan is expected to increase the mine's cash flow and profitability and reduce total cash costs. Primarily as result of the new plan, Homestake's share of Round Mountain ore reserves decreased by approximately 315,000 ounces at December 31, 1997, before considering 1997 production. A new 8,000 ton-per-day gravity mill to process higher-grade sulfide ores commenced commercial production in November 1997. The mill, which is expected to produce approximately 23,000 ounces (Homestake's share) of gold during 1998, was constructed at a cost $62.2 million (Homestake's share - $15.5 million).

         Development of the new Ruby Hill mine in Nevada was completed in 1997 at a total capital cost of $64.7 million. The mine, which poured its first gold on November 6, 1997, produced 16,600 ounces of gold during 1997. The mine commenced commercial production effective January 1, 1998 and is expected to produce 110,000 ounces of gold in 1998 at a total cash cost of approximately $130 per ounce.

         Production at the McLaughlin mine in northern California decreased to 118,500 ounces during 1997 from 185,500 ounces during 1996 and 241,800 ounces during 1995. In June 1996, mining operations were completed and the autoclaves were shut down as the orebody was depleted. Through 2003, lower-grade stockpiled ore will be processed through a conventional carbon-in-pulp circuit. The effect of the decrease in production on unit operating costs largely has been offset by a reduction in expenditures. Total cash costs in 1997 were $254 per ounce compared to $250 per ounce in 1996 and $242 per ounce in 1995.

         Canada

         The Eskay Creek mine in British Columbia, Canada sold ore containing 417,300, 372,300 and 331,300 equivalent ounces of gold during 1997, 1996 and 1995, respectively. The increase in 1997 shipments reflects slightly higher shipments under the two long-term smelter contracts and 12,000 tons of spot sales to an additional smelter. The higher shipments in conjunction with higher gold grades and a decrease in the gold/silver equivalency ratio were the primary reasons for the 45,000 ounce increase in gold equivalent production during 1997. The increase in shipments in 1996 from 1995 reflects 14,000 tons of spot ore sales to two additional smelters. Total cash costs, including third-party smelter costs, decreased to $157 per equivalent ounce during 1997 from $170 per equivalent ounce during 1996 and $185 per equivalent ounce during 1995. The lower 1997 costs per ounce primarily are a result of the higher shipments, higher gold grades and productivity improvements, partially offset by lower silver grades. The lower 1996 costs per ounce in comparison to 1995 primarily are a result of lower development costs and higher ore grades.

         The new gravity/flotation mill facility at the Eskay Creek mine site, which was constructed at a cost of $12 million, was commissioned in December 1997. The mill, which is expected to increase annual production over the mine's remaining life, will improve the profitability of certain Eskay Creek ore and permit the treatment of material that previously was uneconomic.

         The Company's share of gold production from the Williams mine in the Hemlo mining camp in Canada amounted to 201,100 ounces at a total cash cost of $229 per ounce during 1997 compared to 205,500 ounces at a total cash cost of $222 per ounce during 1996 and 202,600 ounces at a total cash cost of $222 per ounce during 1995. The slight decrease in production and corresponding increase in total cash costs during 1997 primarily is due to lower ore grades.

         The Company's share of production at the David Bell mine, also in the Hemlo mining camp, amounted to 90,000 ounces during 1997 compared to production of 97,700 ounces during 1996 and 79,400 ounces during 1995. The decrease in production during 1997 is due to lower ore grades partially offset by higher throughput. During 1996, mining in the higher-grade areas of the mine offset production difficulties that had reduced throughput. An accelerated development program was initiated to increase throughput by providing access to additional mining areas. Total cash costs were $194 per ounce during 1997 compared to $172 per ounce during 1996 and $203 per ounce during 1995. Production is expected to decline further in 1998 as the grade of ore to be mined approaches the remaining life-of-mine reserve grade.

         Homestake's share of production from the Snip mine increased to 115,600 ounces during 1997 from 101,800 ounces during 1996 and 51,300 ounces during 1995. Excluding the effects of the purchase of the additional 60% interest in the mine in April 1996, production decreased by 6% during 1997. The lower production primarily is due to lower mill throughput caused by an increase in more labor-intensive conventional mining as the remaining ore blocks become narrower as the mine nears the end of its economic life. Total cash costs increased to $213 per ounce during 1997 from $190 per ounce during 1996 and $176 per ounce during 1995. Production in 1998 is expected to be derived primarily from conventional mining areas. As a result, total cash costs are expected to increase further and 1998 production is expected to be approximately 100,000 ounces. Operations at the Snip mine are expected to be completed in early 1999.

         Australia

         HGAL's share of production from the Kalgoorlie operations in Western Australia increased to 425,900 ounces during 1997 from 368,800 ounces during 1996 and 311,400 ounces during 1995. The increase in HGAL's share of production during 1997 reflects higher mill throughput, ore grades and recoveries. The increase in HGAL's share of production during 1996 from 1995 primarily was a result of an increase in mill throughput and the purchase of the disproportionate sharing arrangement from HGAL's joint venture partner. Total cash costs at the Kalgoorlie operations decreased to $259 per ounce during 1997 from $291 per ounce in 1996 and $296 per ounce in 1995. The decrease in cash costs in 1997 reflects the higher production, the installation of a recycle crusher at the Fimiston mill earlier in the year, and a weakening of the Australian dollar in relation to the United States dollar. The reduction in cash costs in 1996 from 1995 reflects higher production, partially offset by the effects of a stronger Australian dollar.

         Production at the Plutonic mine in Western Australia increased to 274,600 ounces in 1997 compared to 183,700 and 165,900 ounces in 1996 and 1995, respectively. The increase in 1997 production primarily is due to an increase in throughput following an expansion of the mill in late 1996 and an increase in production from the higher-grade areas of the underground operations. The Plutonic mine is being transformed over time from an open-pit operation to one of Australia's largest underground gold mining operations. During 1997, ore sourced from the underground operations provided 26% of total production compared to 22% in 1996 and 3% in 1995. The increase in 1996 production from 1995 was the result of higher ore grades in both the open-pit and underground operations and an increase in throughput following the expansion of the mill. Total cash costs of $234 per ounce in 1997 compare to $276 per ounce during 1996 and $219 per ounce during 1995. The construction of an on-site gas-fired power station during 1997 is expected to continue to reduce cash operating costs.

         Production at the Darlot mine in Western Australia increased to 65,200 ounces in 1997 compared to 62,800 and 41,100 ounces during 1996 and 1995, respectively. Production had been hindered in 1995 by delays in developing the underground orebody, completion of open-pit mining, and a high proportion of harder primary ore which reduced mill throughput. Total cash costs of $320 per ounce in 1997 compare to $345 per ounce during 1996 and $379 per ounce in 1995. During 1996, exploration drilling at the Darlot property resulted in the discovery of a previously unknown mineralized zone, the Centenary deposit. At December 31, 1997 the Centenary deposit was estimated to contain 1.4 million ounces of gold reserves. Access to the Centenary orebody is through an extension of the Darlot decline. Ore from the Centenary deposit will be processed through the existing Darlot plant and facilities.

         Production at the Lawlers mine in Western Australia increased to 87,500 ounces in 1997 from 50,600 and 42,500 ounces during 1996 and 1995, respectively. This increase in production primarily was due to higher-grade ore sourced from the New Holland pit. The higher production in conjunction with successful cost reduction efforts reduced total cash costs to $260 per ounce in 1997 from $417 per ounce during 1996 and $447 per ounce in 1995.

         In October 1995, the Company acquired an 80% interest in the Mt Morgans mine in Western Australia. The Company's share of production from the Mt Morgans mine was 73,600 ounces in 1997 compared to 75,000 ounces in 1996 and 24,900 ounces for the fourth quarter of 1995. Total cash costs were $380 in 1997 compared to $341 per ounce in 1996 and $268 during the fourth quarter of 1995. Mining operations at Mt Morgans likely are to cease during 1998.

         The Company's share of production from the Peak Hill mine (66.7% interest) in Western Australia decreased to 33,100 ounces from 60,400 ounces in 1996 and 56,700 ounces in 1995. Cash operating costs were $269 per ounce in 1997 compared to $163 per ounce during 1996 and $136 per ounce in 1995. The decrease in production and corresponding increase in total cash costs is attributable to declining reserves and the impact of treating an increasing proportion of lower-grade ore stockpiles.

Main Pass 299: The Company has a 16.7% undivided interest in the Main Pass 299 sulfur mine and oil recovery operations in the Gulf of Mexico. At December 31, 1997 the Main Pass 299 sulfur mine had proven recoverable reserves of approximately 64.3 million long tons (100% basis) of sulfur. Main Pass 299 oil production, which peaked in 1992, is expected to continue to decline over the next few years. During 1997, continuing low sulfur prices, reduced sales volumes and higher operating costs for both sulfur and oil operations resulted in Homestake recording a Main Pass 299 operating loss of $3.6 million compared to operating profits of $1.3 million and $5.7 million during 1996 and 1995, respectively.

         The sulfur operations incurred an operating loss of $4.5 million in 1997 compared to an operating loss of $3.1 million in 1996 and operating earnings of $3.7 million in 1995. In response to the continued weak market for sulfur, Main Pass 299 maintained the reduced production levels established in 1996. The Company's share of sulfur revenues totaled $18.3 million during 1997 compared to $20.1 million during 1996 and $30.5 million during 1995. During 1997, the Company sold 307,000 tons of sulfur at an average price of $59 per ton compared to 333,300 tons of sulfur at an average price of $60 per ton during 1996 and 445,600 tons at an average price of $68 per ton during 1995. The Company's share of production was 316,000 tons in 1997 compared to 325,000 tons in 1996 and 365,100 tons in 1995.

         Planned write-downs during the third quarter of 1997 by Homestake's joint venture partners caused the Company to reexamine the carrying value of its investment in Main Pass 299. Due to a prolonged period of low sulfur prices and Homestake's current assessment of estimated future cash flows from the Main Pass 299 sulfur mine, the Company recorded a write-down of $107.8 million in its investment in Main Pass 299. As a result of this write-down, the Company's carrying value of the Main Pass 299 sulfur property, plant and equipment was reduced to zero at September 30, 1997.

Other income: Other income of $.7 million in 1997 compares to $25.6 million in 1996 and $17.5 million in 1995. Other income in 1997 includes foreign currency exchange losses of $34.1 million, income of $10.4 million related to an agreement to sell a right to cancel the Company's option to acquire 19.9% of Great Central, and a gain of $13.5 million from the sale of the George Lake and Back River joint venture interests. Other income in 1996 includes a gain of $7.9 million on the sale of an investment in Eagle Mining which had been acquired in 1995, income of $4.7 million on the execution of the agreement to cancel the Company's option to acquire shares of Great Central, and $8.9 million of foreign exchange losses, primarily on Canadian dollar denominated advances to HCI.

Depreciation,   depletion   and   amortization:   Depreciation,   depletion  and
amortization of $162.8 million during 1997 compares to $151.9 million during 1996 and $125.6 million during 1995. Depreciation, depletion and amortization expense in 1997 reflects higher production partially offset by reserve expansions at the Eskay Creek and Snip mines. The increase in depreciation, depletion and amortization in 1996 from 1995 primarily is due to higher production and additional depreciation charges resulting from the purchases of the HGAL minority interests and the disproportionate sharing arrangement, and the acquisitions of the 80% interest in the Mt Morgans mine and the additional interest in the Snip mine.

Exploration expense: Exploration expense, excluding capitalized costs associated with development stage projects, of $65.2 million in 1997 compares to $67.4 million in 1996 and $43.3 million in 1995. During 1997, the Company continued to concentrate its exploration efforts in and around its existing operations. Significant expenditures were made at the Eskay Creek, Pinson, La Falda and Ruby Hill operations as well as on the extensive land position surrounding the Company's operations in Western Australia. Exploration in Western Australia resulted in the discovery of poly-metallic mineralization at the Kundip project during 1997 and the Centenary deposit at the Darlot mine in 1996. Exploration also continued in the northern part of South America at the El Foco concession in Venezuela, the St. Pierre concession in French Guiana and the Tapajos area in Brazil. Exploration results were disappointing in Venezuela and French Guiana, and exploration efforts in this part of the world in 1998 will be directed to the largely under-explored Tapajos area. The Company currently plans to spend approximately $58 million on its existing exploration projects during 1998.

Income and mining taxes: The Company's income and mining tax rate was 7.9% during 1997 compared to 27.4% and 41.2% during 1996 and 1995, respectively. The low 1997 effective tax rate is due to the geographic mix of pretax income and losses. During 1997, the Company had pretax income of $50.6 million in Canada, and pretax losses of $167.6 million, $115.3 million and $13.8 million in the United States, Australia and other foreign jurisdictions, respectively. The effective Canadian tax rate was 57% during 1997, reflecting high statutory tax rates and certain nondeductible expenses. In the United States, where the Company is subject to the Alternative Minimum Tax, the effective rate was 16% in 1997. The effective Australian tax rate was 19.3% in 1997 reflecting the statutory rate of 36% and certain nondeductible expenses. No tax benefit was recognized on losses incurred in other foreign jurisdictions, primarily South America exploration expenditures, due to the uncertainty of their realization. On a consolidated basis the tax benefits related to the losses incurred in the United States and Australia are largely offset by the tax expense recorded with respect to the Canadian earnings, and the result is a consolidated tax benefit of only $19.5 million.

         Income and mining tax expense in 1996 includes a $24 million decrease in the consolidated tax provision due to a reduction in prior years' income tax accruals for certain contingencies which were resolved in 1996.

         At December 31, 1997 and 1996 the Company had tax valuation allowances of $107.9 million and $100.7 million, respectively. While circumstances could occur which would permit the Company to reduce its deferred tax valuation allowances in future years, based on the

Company's current projections, it does not expect significant future reductions. Events that would allow the Company to reduce such allowances in the future would include (i) generating substantial taxable income in Chile, (ii) an acceleration of the payment of the Company's postretirement benefit obligations and (iii) the future disposal of certain nonamortizable United States and Australia land and mineral properties at such time as the Company determines the properties have no further significant exploration potential.

         See note 7 to the consolidated financial statements for further discussion of tax matters.

Minority interests: Income allocable to minority interests in consolidated subsidiaries amounted to $4 million in 1997 compared to $13.3 million in 1996 and $15 million in 1995. The decrease in income allocable to minority interests in 1997 is due to reduced earnings from the Eskay Creek and Snip mines, both of which are owned by Prime Resources Group Inc. ("Prime"), a 50.6%-owned subsidiary of Homestake, and increases in exploration expenditures incurred by the Company's 51%-owned subsidiary, Agua de la Falda S.A. and the Company's 62.1%-owned subsidiary, Lachlan Resources NL ("Lachlan").

LIQUIDITY AND CAPITAL RESOURCES

         During 1997, Homestake's cash and equivalents and short-term investment balances increased by $30.5 million to $265.3 million. Net cash provided by operations in 1997 amounted to $160 million compared to $182.2 million and $220.1 million in 1996 and 1995, respectively. The decrease in cash provided by operations during 1997 primarily is due to lower gold prices, partially offset by the receipt of the $65 million Santa Fe merger termination fee. Investing activities in 1997 include capital expenditures of $204.6 million, the repayment of a $37.2 million (A$50 million) loan made by the Company to Edensor Nominees Pty, Ltd. ("Edensor"), a $16 million investment in mining and exploration interests in Bulgaria, and $33.5 million of proceeds from asset sales. Financing activities in 1997 include dividends paid of $33.9 million and net additional borrowings of $76.8 million.

         The Company has a United States/Canadian/Australian cross-border credit facility ("Cross-border Facility") providing a total availability of $275 million. The Company pays a commitment fee of up to 0.225% per annum on the unused portion of this facility. The credit facility is available through September 2001 and provides for borrowings in United States, Canadian, or Australian dollars, or gold, or a combination of these. The credit agreement requires a minimum consolidated net worth of $500 million. At December 31, 1997 HGAL had borrowed $48.9 million (A$75 million) under this agreement primarily to repay intercompany advances. The interest rate on these borrowings is based on the Australian Bank Bill Swap Rate plus a margin of up to 0.625%. At December 31, 1997 this rate was 5.25%.

         In June 1997, the Company replaced its unsecured debt facility with an Australian bank with a $260 million (A$400 million) unsecured syndicated debt facility ("Syndicated Facility") with a syndicate of seven banks. This facility, which provides for borrowings in either Australian or United States dollars, consists of a $186 million (A$285 million) revolving debt facility which expires in June 2002 and a $75 million (A$115 million) standby facility which expires in September 1998. The Company pays a commitment fee of 0.175% per annum on the unused portion of this facility. Interest is charged at the Australian Bank Bill Swap Rate plus a margin of 0.33%. At December 31, 1997 this rate was 5.35%. At December 31, 1997 the Company had drawn down $110.7 million (A$170 million) under this facility.

         The Syndicated Facility Agreement provides that any lender may elect to terminate its respective commitment to this facility and request repayment of any outstanding indebtedness for a period of sixty days following a change of control. Homestake's acquisition of Plutonic constitutes a change of control for purposes of this agreement. Homestake does not expect any difficulty in refinancing these borrowings under the Company's Cross-border Facility.

        In 1993, the Company sold $150 million of 5.5% convertible subordinated notes maturing June 23, 2000. Interest on the notes is payable semiannually in June and December. The notes are convertible into the Company's common shares at a rate of $23.06 per common share and are redeemable by the Company in whole at any time.

         In December 1996, Homestake and Santa Fe announced that they had entered into an agreement whereby Homestake would acquire Santa Fe by an exchange of common stock for common stock. In March 1997, the Company announced that Santa Fe had terminated the agreement and, in accordance with the terms of the merger agreement, had paid Homestake a $65 million termination fee. As a result, Homestake recorded a gain of $62.9 million ($47.2 million after tax), net of merger related expenses incurred in 1997 of $2.1 million.

         In February 1997, Homestake completed the sale of its interests in the George Lake and Back River joint ventures in Canada to Kit Resources Corporation ("Kit") for $9.3 million in cash and 3.6 million shares of Kit common stock. As a result of this transaction, the Company recorded a pretax gain of $13.5 million ($8.1 million after tax).

         In April 1997, the Company filed a shelf registration with the Securities and Exchange Commission for the potential sale of up to 20 million shares of Homestake common stock. The proceeds from any such offering would be available for general corporate purposes, which could include capital expenditures, repayment of debt and future acquisitions which have the potential to add to the Company's gold reserves and future gold production.

         In July 1997, Lawrence County, South Dakota issued $30 million of South Dakota Solid Waste Disposal Revenue Bonds ("Waste Disposal Bonds") and $18 million of South Dakota Pollution Control Refunding Revenue Bonds ("Pollution Control Bonds"), both of which are due in 2032. Proceeds from the Waste Disposal Bonds were loaned to the Company and proceeds from the Pollution Control Bonds were used to redeem outstanding South Dakota pollution control bonds. The Company is responsible for funding principal and interest payments on these bonds. See note 14 to the Consolidated Financial Statements for further information on these bonds.

         In 1995, Homestake acquired for $24 million a 10% interest in Navan Resources plc ("Navan"), an Irish public company with diverse mineral interests in Europe. At December 31, 1996 Homestake reduced the carrying value of its investment in Navan to the quoted market value through a $7.2 million charge to income. During 1997, Homestake recorded additional write-downs of $10.1 million with respect to the carrying value of the investment in Navan.

         In November 1997, Homestake purchased a 20% interest in Navan Bulgarian Mining BV ("Navan BV"), a wholly-owned subsidiary of Navan, for $12 million and a 32% interest in Navan's Bulgarian exploration program and projects for $4 million. Homestake has agreed, under certain circumstances, to invest an additional $18 million in Navan BV, which would result in Homestake owning 51% of Navan BV, and give Homestake the right to become operator of the Chelopech project in Bulgaria. See note 11 to the Consolidated Financial Statements for further information on this investment.

         In April 1996, Prime purchased Cominco's 60% interest in the Snip mine for $39.3 million in cash.

         In June 1996, the Company paid $51.4 million to purchase past and all future rights and entitlements under the disproportionate sharing arrangement covering gold production from a portion of the Super Pit operation at the Kalgoorlie operations. The Company now shares equally with its joint venture partner in all gold produced at the Kalgoorlie operations.

         In June 1996, the Company recorded a gain of $7.9 million on the sale of its 17.3% holding in Eagle Mining. The Company had acquired its interest in Eagle Mining in November 1995.

         In July 1996, Lachlan acquired 90.7% of Archaean Gold NL ("Archaean") for $36.8 million. In 1997, Lachlan acquired the remaining interest in Archaean. This acquisition, which was accounted for as a purchase, was funded by a loan from the Company to Lachlan which, together with accrued interest up to August 1997, totaled $33.2 million (A$50.9 million). The loan became noninterest bearing in September 1997. Lachlan plans to repay this loan by issuing additional shares to the Company which will increase the Company's interest in Lachlan from approximately 62% to 81%.

         In 1995, the Company agreed to provide Edensor with a loan facility up to $37 million (A$50 million) and was granted an option to acquire 19.9% of the issued capital of Great Central in consideration for this loan. In July 1996, an agreement was concluded for the sale of a right to cancel the Company's option to acquire 19.9% of the shares of Great Central. The Company was paid $4.7 million in 1996 and a further $10.4 million in 1997 in respect to this agreement.

         During the fourth quarter of 1995 and the first quarter of 1996, Homestake acquired the 18.5% of HGAL it did not already own. The total purchase price was $164.9 million, including $141.7 million for 8.5 million newly issued shares of the Company, $19.5 million in cash and $3.7 million of transaction expenses.

         In October 1995, the Company acquired most of Dominion Mining Limited's ("Dominion") gold assets including an 80% interest in the Mt Morgans mine. The net purchase price after working capital adjustments was $39.1 million. As part of its agreement with Dominion, the Company offered Dominion shareholders the opportunity to apply their individual entitlements to a return of Dominion capital to subscribe for shares of the Company which resulted in 2.3 million shares of the Company being issued to Dominion shareholders on January 29, 1996 for consideration of $32.1 million.

         Additions to property, plant and equipment in 1997 totaled $204.6 million compared to $170 million and $110.2 million in 1996 and 1995, respectively. Capital additions in 1997 include $56.1 million for construction and development work at the Ruby Hill mine, $38.5 million at the Plutonic mine, primarily for underground development and construction of the gas-fired power station, $16.1 million at the Darlot mine primarily for the Centenary decline and various efficiency improvement projects, $14.8 million at the Round Mountain mine primarily for the new mill, $13.7 million at the Kalgoorlie operations primarily for a decline from surface and a ventilation raise at the Mt.
Charlotte mine, $15.4 million at the Eskay Creek mine primarily for the construction of the new gravity/flotation mill, and $16 million at the Homestake mine primarily for a tailings dam lift and improvements in the underground operations. The remaining expenditures primarily were for replacement capital to maintain existing production capacity.

         In addition to sustaining capital, planned capital expenditures of approximately $80 million at the Company's existing operations during 1998 include; $19.6 million and $15.2 million at Darlot and Plutonic mines, respectively, primarily for underground development, $13 million at the Homestake mine, primarily for the operations restructuring and completion of the tailings dam lift, and $14 million at the Kalgoorlie operations, primarily to extend the new Mt. Charlotte decline further into the mine's workings and to increase the flotation capacity at the Fimiston mill.

         Total dividends paid by the Company, including $2.2 million of dividends paid by Prime to its minority shareholders, amounted to $33.9 million in 1997 compared to $45.5 million and $39.6 million during 1996 and 1995, respectively. During 1997, Homestake reduced its dividend rate to two semiannual payments of $.05 each.

         The Company paid cash income and mining taxes (net of tax refunds) of $66.2 million in 1997 compared to $15.9 million and $28.6 million in 1996 and 1995, respectively. The 1997 tax payments include $30.9 million of final payments for the 1996 tax year and $35.3 million of estimated payments for the 1997 tax year. The increase in tax payments is due to the exhaustion of the majority of the Company's Canadian income and mining tax pools during 1996.

         The Company evaluates its accruals for remediation, reclamation and site restoration regularly. The Company believes it has fully provided for all remediation liabilities and for estimated reclamation and site restoration costs at its nonoperating properties. At its operating properties, the Company is providing for estimated ultimate reclamation relating to ongoing and end-of-mine restoration and closure costs over the lives of its individual operations using the units-of-production method.

         At September 30, 1997 the Company determined that it was necessary to increase the reclamation accruals at certain of its nonoperating properties, including the Santa Fe mine in Nevada, the Nickel Plate mine in Canada and the Grants uranium complex in New Mexico, to reflect revised estimates, changed conditions and more stringent future reclamation requirements. Accordingly, a charge of $29.1 million was recorded at that time.

         See note 20 to the consolidated financial statements for discussion of certain legal matters.

         The Company has completed a review of its computer-based operating systems and has developed a plan to ensure all of these systems will be year 2000 compliant. The Company does not expect to incur significant costs in this regard.

         Future results will be impacted by such factors as the market price of gold, silver and sulfur, the Company's ability to expand its ore reserves and the fluctuations of foreign currency exchange rates. During 1998, Homestake expects to incur approximately $15 million of transaction costs and $11 million of implementation costs, including $7 million of post-combination severance and lease termination costs, in connection with the acquisition of Plutonic. The Company believes that the combination of cash, short-term investments, available lines of credit and future cash flows from operations will be sufficient to meet normal operating requirements, planned capital expenditures and anticipated dividends.

Cautionary Statement Under the Private Securities Litigation Reform Act


This report contains forward-looking statements that are based on management's expectations and assumptions. They include statements preceded by the words "believe," "estimate," "expect," "intend," "will", and similar expressions, and estimates of reserves, future production and mine life, costs per ounce, reclamation and remediation costs, dates of construction completion, costs of capital projects and commencement of operations, exploration costs and taxes. Actual results may differ materially from expectations.

         Among the important factors that could cause actual results to differ materially are the following. Reserve estimation is an interpretive process based on drilling results and past experience as well as estimates of ore characteristics and mining dilution, prices, costs of mining and processing, capital expenditures and many other factors. Actual quality and characteristics of ore deposits cannot be known until ore is actually mined. Reserves change over time to reflect actual experience. Grades of ore processed at any time also may vary from reserve estimates due to geologic variations within areas mined. Production and mine lives may vary from estimates for particular properties and for the Company as a whole because of changes in reserves, variation in ore mined from estimated grade and metallurgical characteristics, unexpected ground conditions, mining dilution, labor actions, and government restrictions. Cash costs may vary due to changes from reserve and production estimates, unexpected mining conditions, and changes in estimated costs of equipment, supplies, utilities, labor costs and exchange rates. Noncash costs estimates, based on total capital costs and reserve estimates, change based on actual amounts of unamoritized capital, changes in estimates of final reclamation, and changes in reserves. Reclamation and remediation cost estimates are based on existing and expected legal requirements, past experience, cost estimates by the Company and others, and expectations regarding government action and time for government agencies to act, all of which change over time and require periodic reevaluation. Capital cost estimates are based on operating experience, expected production, estimates by and contract terms with third-party suppliers, expected legal requirements, feasibility reports by Company personnel and others, and other factors. Factors involved in estimated time for completion of projects include the Company's experience in completing capital projects, estimates by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects, and estimated time for the government to process applications, issue permits and take other actions. Changes in any factor may cause costs and time for completion to vary significantly from estimates. There is a greater likelihood of variation for properties and facilities not yet in production due to lack of actual experience. Exploration cost estimates are based on past experience, estimated levels of future activity and assumptions regarding results on particular property and change based on actual exploration results (increasing or decreasing expenditures), changed conditions and property acquisitions and dispositions. Tax estimates reflect expectations regarding geographic sources of income, locations of expenditures and expected tax rates in each jurisdiction, and change as the mix of income, expenditures and tax rates change.

                    Homestake Mining Company and Subsidiaries
                      Statements of Consolidated Operations
                    (In thousands, except per share amounts)



For the years ended December 31, 1997, 1996 and 1995                       1997                1996             1995
---------------------------------------------------------------------------------------------------------------------
Revenues
    Gold and ore sales                                               $  863,628          $  921,685      $   871,959
    Sulfur and oil sales                                                 26,821              30,749           40,620
    Interest income                                                      17,320              20,392           19,152
    Gain on termination of Santa Fe merger (note 4)                      62,925
    Other income (note 5)                                                   721              25,620           17,520
---------------------------------------------------------------------------------------------------------------------

                                                                        971,415             998,446          949,251
---------------------------------------------------------------------------------------------------------------------

Costs and Expenses
    Production costs                                                    627,639             615,491          609,117
    Depreciation, depletion and amortization                            162,781             151,852          125,639
    Administrative and general expense                                   48,905              48,664           44,469
    Exploration expense                                                  65,238              67,363           43,281
    Interest expense                                                     20,756              19,140           12,459
    Write-downs and other unusual charges (note 6)                      285,315               8,983
    Other expense                                                         6,836               5,592            3,965
---------------------------------------------------------------------------------------------------------------------

                                                                      1,217,470             917,085          838,930
---------------------------------------------------------------------------------------------------------------------

Income (Loss) Before Taxes and Minority Interests                      (246,055)             81,361          110,321
Income and Mining Taxes (note 7)                                         19,458             (22,328)         (45,422)
Minority Interests                                                       (4,009)            (13,268)         (14,957)
---------------------------------------------------------------------------------------------------------------------

Net Income (Loss)                                                    $ (230,606)         $   45,765      $    49,942
=====================================================================================================================

Net Income (Loss) Per Share (Basic and Diluted)                      $    (1.10)         $     0.22      $      0.25
=====================================================================================================================

Average Shares Used in the Computation                                  210,537             210,027          199,385
=====================================================================================================================

The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of Plutonic Resources Limited).

                    Homestake Mining Company and Subsidiaries
                           Consolidated Balance Sheets
                     (In thousands, except per share amount)

December 31, 1997 and 1996                                                    1997                      1996
------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets
    Cash and equivalents                                               $        124,083          $        104,657
    Short-term investments                                                      141,221                   130,158
    Receivables (note 8)                                                         43,529                    53,471
    Inventories (note 9)                                                        103,925                   139,015
    Deferred income and mining taxes (note 7)                                    19,372                    13,298
    Other                                                                        13,154                    12,403
------------------------------------------------------------------------------------------------------------------
       Total current assets                                                     445,284                   453,002

Property, Plant and Equipment - net (notes 3 and 10)                          1,021,147                 1,276,039

Investments and Other Assets
    Noncurrent investments (note 11)                                             41,094                    82,009
    Other assets (note 12)                                                      102,009                   128,280
------------------------------------------------------------------------------------------------------------------

       Total investments and other assets                                       143,103                   210,289
------------------------------------------------------------------------------------------------------------------

Total Assets                                                           $      1,609,534          $      1,939,330
==================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Accounts payable                                                   $         59,930          $         53,498
    Accrued liabilities (note 13)                                                68,641                    49,490
    Current portion of long-term debt (note 14)                                                            73,649
    Income and other taxes payable                                                  277                    38,386
------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                128,848                   215,023

Long-term Liabilities
    Long-term debt (note 14)                                                    374,593                   254,668
    Other long-term obligations (note 15)                                       152,610                   123,475
------------------------------------------------------------------------------------------------------------------
       Total long-term liabilities                                              527,203                   378,143

Deferred Income and Mining Taxes (note 7)                                       161,862                   218,379

Minority Interests in Consolidated Subsidiaries                                 108,116                   103,960

Shareholders' Equity (note 18)
    Capital stock, $1 par value per share:
       Preferred - 10,000 shares authorized; no shares outstanding
       Common - 250,000 shares authorized; shares outstanding:
           1997 - 210,696; 1996 - 210,419                                       210,696                   210,419
    Additional paid-in capital                                                  602,999                   601,987
    Retained earnings (deficit)                                                 (97,553)                  164,837
    Accumulated currency translation adjustments                                (33,381)                   58,264
    Other                                                                           744                   (11,682)
------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                               683,505                 1,023,825
------------------------------------------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity                             $      1,609,534          $      1,939,330
==================================================================================================================

Commitments and Contingencies - see notes 20 and 21.

The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of Plutonic Resources Limited).

                    Homestake Mining Company and Subsidiaries
                      Statements of Consolidated Cash Flows
                                 (In thousands)

   For the years ended December 31, 1997, 1996 and 1995               1997                 1996                 1995
---------------------------------------------------------------------------------------------------------------------------
   Cash Flows From Operations
   Net income (loss)                                            $     (230,606)      $       45,765     $           49,942
   Reconciliation to net cash provided by operations:
      Depreciation, depletion and amortization                         162,781              151,852                125,639
      Write-downs and other unusual charges (note 6)                   285,315                8,983
      Foreign currency exchange losses on intercompany
        debt (note 5)                                                    5,657                8,943                    883
      Gains on asset disposals                                         (16,926)             (12,305)                (5,575)
      Deferred income and mining taxes (note 7)                        (56,318)             (19,620)                25,756
      Minority interests                                                 4,009               13,268                 14,957
      Reclamation - net                                                  2,970                  (20)                  (720)
      Other noncash items - net                                         11,345               (2,498)                 4,215
      Effect of changes in operating working capital items:
        Receivables                                                       (372)              12,337                    529
        Inventories                                                      2,932              (44,947)                16,438
        Accounts payable                                                 9,582                4,808                 (2,028)
        Accrued liabilities and taxes payable                          (18,720)              24,183                (12,772)
        Other                                                           (1,625)              (8,572)                 2,788
--------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operations                                     160,024              182,177                220,052
---------------------------------------------------------------------------------------------------------------------------
   Investment Activities
   Decrease (increase) in short-term investments                       (11,063)             (63,742)                33,063
   Proceeds from asset sales                                            33,494               49,221                 15,557
   Additions to property, plant and equipment                         (204,629)            (169,950)              (110,180)
   Increase in restricted cash                                         (15,990)
   Investments in mining companies                                     (22,950)             (65,006)              (100,940)
   Receipt (advance) to Edensor (note 12)                               37,210               (6,599)               (30,599)
   Purchase of HGAL minority interests (note 3)                                              (6,435)               (16,714)
   Purchase of interest in Snip mine (note 3)                                               (39,279)
   Other                                                                (2,430)               3,264                  3,296
---------------------------------------------------------------------------------------------------------------------------
   Net cash used in investment activities                             (186,358)            (298,526)              (206,517)
---------------------------------------------------------------------------------------------------------------------------
   Financing Activities
   Borrowings                                                          102,270               56,775                 88,968
   Debt repayments                                                     (25,442)              (9,788)               (10,009)
   Dividends paid on common shares - Homestake                         (31,784)             (43,278)               (39,619)
                                   - Prime minority interests           (2,151)              (2,205)
   Common shares issued                                                  1,289               35,113                  3,178
   Other                                                                 4,234
---------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                            48,416               36,617                 42,518
---------------------------------------------------------------------------------------------------------------------------
   Effect of Exchange Rate Changes on Cash and Equivalents              (2,656)               2,541                 (4,127)
---------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Cash and Equivalents                      19,426              (77,191)                51,926
   Cash and Equivalents, January 1                                     104,657              181,848                129,922
---------------------------------------------------------------------------------------------------------------------------
   Cash and Equivalents, December 31                            $      124,083       $      104,657     $          181,848
===========================================================================================================================

The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of Plutonic Resources Limited).

                    Homestake Mining Company and Subsidiaries
                 Statements of Consolidated Shareholders' Equity
                                 (In thousands)


                                                                                         Accumulated
                                                            Additional      Retained      Currency
For the years ended                                Common       Paid-in      Earnings   Translation
December 31, 1997, 1996 and 1995                    Stock       Capital     (Deficit)     Adjustments      Other           Total
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1994                     $ 198,993     $ 433,624     $ 152,027      $ 22,951     $ (8,219)      $ 799,376
    Net income                                                                 49,942                                     49,942
    Dividends paid                                                            (39,619)                                   (39,619)
    Exercise of stock options                         340         2,838                                                    3,178
    Stock issued for purchase of HGAL
       minority interests (note 3)                  2,550        39,849                                                   42,399
    Currency translation adjustments                                                        (10,132)                     (10,132)
    Change in unrealized loss on
       investments                                                                                         3,555           3,555
    Other                                                                                                    (59)            (59)
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1995                       201,883       476,311       162,350        12,819       (4,723)        848,640
    Net income                                                                 45,765                                     45,765
    Dividends paid                                                            (43,278)                                   (43,278)
    Exercise of stock options                         299         2,726                                                    3,025
    Stock issued for purchase of
       assets of Dominion (note 3)                  2,273        29,815                                                   32,088
    Stock issued for purchase of HGAL
       minority interests (note 3)                  5,976        93,370                                                   99,346
    Currency translation adjustments                                                         45,445                       45,445
    Change in unrealized loss on
       investments                                                                                        (7,082)         (7,082)
    Other                                             (12)         (235)                                     123            (124)
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1996                       210,419       601,987       164,837        58,264      (11,682)      1,023,825
    Net loss                                                                 (230,606)                                  (230,606)
    Dividends paid                                                            (31,784)                                   (31,784)
    Exercise of stock options                         277         1,012                                                    1,289
    Currency translation adjustments                                                        (91,645)                     (91,645)
    Change in unrealized loss on
       investments                                                                                        10,210          10,210
    Other                                                                                                  2,216           2,216
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1997                     $ 210,696     $ 602,999     $ (97,553)    $ (33,381)       $ 744       $ 683,505
=================================================================================================================================

The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of Plutonic Resources Limited).

                    Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


Note 1:       Nature of Operations

     Homestake Mining Company ("Homestake" or the "Company") is engaged in gold mining and related activities including exploration, extraction, processing, refining and reclamation. Gold bullion, the Company's principal product, is produced and sold in the United States, Canada, Australia and Chile. Ore and concentrates, containing gold and silver from the Eskay Creek and Snip mines in Canada, are sold directly to smelters. Through its investment in Main Pass 299, the Company also produces and sells sulfur and oil.

Note 2:       Significant Accounting Policies

     Basis of presentation: The consolidated financial statements include Homestake and its majority-owned subsidiaries, including Plutonic Resources Limited ("Plutonic") which was acquired on April 30, 1998 (see note 3), and their undivided interests in joint ventures after elimination of intercompany amounts. The Company owns 50.6% of Prime Resources Group Inc. ("Prime"), 51% of Agua de la Falda S.A. and 62.1% of Lachlan Resources NL ("Lachlan") with the remaining interests reflected as minority interests in the consolidated financial statements. Undivided interests in gold mining operations (the Round Mountain, Pinson and Marigold mines in the United States; Homestake Gold of Australia Limited's ("HGAL") interest in the gold mining operations in Kalgoorlie, Western Australia; Plutonic's interests in the Mt Morgans and Peak Hill mines in Western Australia; and Homestake Canada Inc.'s ("HCI") interests in the Williams and David Bell mines in Canada) and in the sulfur and oil recovery operations at Main Pass 299 in the Gulf of Mexico are reported using pro rata consolidation whereby the Company reports its proportionate share of assets, liabilities, income and expenses.

     Use of estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and equivalents with major international banks and financial institutions located principally in the United States, Canada and Australia. The Company believes that no concentration of credit risk exists with respect to investment of its cash and equivalents.

     Short-term investments principally consist of highly-liquid United States and foreign government and corporate securities with original maturities in excess of three months. The Company classifies all short-term investments as available-for-sale securities. Unrealized gains and losses on these investments are recorded as a separate component of shareholders' equity, except that declines in market value judged to be other than temporary are recognized in determining net income.

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     Inventories, which include finished products, ore in process, stockpiled ore, ore in transit, and supplies, are stated at the lower of cost or net realizable value. The cost of gold produced by certain United States operations is determined principally by the last-in, first-out method ("LIFO"). The cost of other inventories is determined primarily by averaging methods.

     Exploration costs are expensed as incurred. All costs related to property acquisitions are capitalized.

     Development costs: Following completion of a favorable feasibility study, development costs incurred to place new mines into production and to complete major development projects at operating mines are capitalized. Ongoing costs to maintain production are expensed as incurred.

     Depreciation, depletion and amortization of mining properties, mine development costs and major plant facilities is computed principally by the units-of-production method based on estimated quantities of ore which can be recovered economically in the future from known mineral deposits. Such estimates are based on current and projected costs and prices. Other equipment and plant facilities are depreciated using straight-line or accelerated methods principally over estimated useful lives of three to ten years.

     Property evaluations: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If deemed impaired, an impairment loss is measured and recorded based on the fair value of the asset, which generally will be computed using discounted cash flows.

         Estimated future net cash flows from each mine are calculated using estimates of production, future sales prices (considering historical and current prices, price trends and related factors), production costs, capital and reclamation costs. (See note 6.)

         The Company's estimates of future cash flows are subject to risks and uncertainties. Therefore, it is possible that changes could occur which may affect the recoverability of the Company's investments in mineral properties and other assets.

         Undeveloped properties upon which the Company has not performed sufficient exploration work to determine whether significant mineralization exists are carried at original acquisition cost. If it is determined that significant mineralization does not exist, the property would be written down to estimated net realizable value at the time of such determination.

     Reclamation and remediation: Reclamation costs and related accrued liabilities, which are based on the Company's interpretation of current environmental and regulatory requirements, are accrued and expensed principally by the units-of-production method based on estimated quantities of ore which can be recovered economically in the future from known mineral deposits. Remediation liabilities, including estimated governmental oversight costs, are expensed upon determination that a liability has been incurred and where a minimum cost or reasonable estimate of the cost can be determined. (See note 6.)

         The Company provides for all costs of reclamation, including long-term care and monitoring and maintenance costs. The Company uses undiscounted current costs in preparing its estimates of future reclamation costs. The Company regularly updates its estimates of reclamation costs. Amounts to be received from the Federal Government for its 51.2% share of the cost of future reclamation activities at the Grants, New Mexico uranium facility are offset against the remaining estimated Grants

                    Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     reclamation   liabilities.   Receivables   are  recorded  for  the  Federal
     Government's share of reclamation expenditures at the Grants uranium facility in the period that such expenditures are made.

         Based on current environmental regulations and known reclamation requirements, the Company has included its best estimates of these obligations in its reclamation accruals. However, the Company's estimates of its ultimate reclamation liabilities could change as a result of changes in regulations or cost estimates.

     Noncurrent investments include investments in mining securities and assets held in trust to fund employee benefits.

         Investments in mining securities that have readily determinable fair values and assets held in trust to fund employee benefits are classified as available-for-sale investments. Unrealized gains and losses on these investments are recorded as a separate component of shareholders' equity, except that declines in market value judged to be other than temporary are recognized in determining net income. Realized gains and losses on these investments are included in determining net income. (See note 6.)

     Product sales are recognized when title passes at the shipment or delivery point.

     Derivative financial instruments: The Company uses derivative financial instruments as part of an overall risk-management strategy. These instruments are used as a means of hedging exposure to precious metals prices and foreign currency exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's accounting for derivative financial instruments is in accordance with the concepts established in Statement of Financial Accounting Standards ("SFAS") No. 80, "Accounting for Futures Contracts," SFAS No. 52, "Foreign Currency Translation," American Institute of Certified Public Accountants Statement of Positions 86-2, "Accounting for Options," and various Emerging Issues Task Force ("EITF") pronouncements.

         The Company uses forward sales contracts and combinations of put and call options to hedge its exposure to precious metals prices. The underlying hedged production is designated at the inception of the hedge. Deferral accounting is applied only if the derivatives continue to reduce the price risk associated with the underlying hedged production. Contracted prices on forward sales contracts and options are recognized in product sales as the designated production is delivered or sold. In the event of early settlement of hedge contracts, gains and losses are deferred and recognized in income at the originally designated delivery date.

         The Company uses combinations of put and call options to hedge its exposure to foreign currency exchange rates. Currently, these options do not qualify for deferral accounting and, accordingly, are marked to market at each balance sheet date. Realized and unrealized gains and losses on these options are recognized in other income.

     Income taxes: The Company follows the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year. Mining taxes represent Canadian provincial taxes levied on mining operations.

     Foreign currency: Substantially all assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the end of each period. Revenues and expenses are translated at the

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     average exchange rate for the period. Accumulated currency translation adjustments are included as a separate component of shareholders' equity.
     Foreign currency transaction gains and losses are included in the determination of net income.

     Pension plans and other postretirement benefits: Pension costs related to United States employees are determined using the projected unit credit actuarial method. Pension plans are funded through annual contributions. In addition, the Company provides medical and life insurance benefits for certain retired employees and accrues the cost of such benefits over the period in which active employees become eligible for the benefits. The costs of the postretirement medical and life insurance benefits are paid at the time such benefits are provided.

     Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The Company's basic and diluted net income per share are the same since the exercise of stock options and the conversion of the 5.5% convertible subordinated notes would produce anti-dilutive results.

     Preparation of financial statements: Certain amounts for 1996 and 1995 have been reclassified to conform to the current year's presentation. All dollar amounts are expressed in United States dollars unless otherwise indicated.

     Comprehensive income: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in shareholders' equity that result from recognized transactions and other economic events of the period, other than transactions with shareholders in their capacity as shareholders. SFAS 130 will be effective for Homestake's 1998 financial statements. Adoption of SFAS 130 will result in additional disclosures in Homestake's financial statements but will not impact the Company's reported net income or net income per share.

Note 3:       Acquisitions and Divestitures

     Plutonic Resources Limited: On April 30, 1998 Homestake completed the acquisition of Plutonic, a publicly-traded Australian gold producer, by an exchange of common stock for common stock. As a result of the acquisition, Homestake is now the second-largest gold producer in Australia. Homestake issued 64.4 million common shares to acquire Plutonic, including 63.9 million shares in exchange for all of the Plutonic common shares outstanding based on an exchange ratio of .34 Homestake common shares for each fully-paid Plutonic common share, and .5 million Homestake common shares for the Plutonic partly paid shares and options outstanding.

         The business combination with Plutonic has been accounted for as a pooling of interests and accordingly, Homestake's consolidated financial statements have been restated to include Plutonic for all periods. Combined and separate results for Homestake and Plutonic for the years ended December 31, 1997, 1996 and 1995 are as follows:

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)

                                                   Homestake         Plutonic
                                                   Historical        Historical (a)    Adjustments (b)      Combined
                                              -----------------------------------------------------------------------
Year ended December 31, 1997:
   Revenues                                         $ 723,834        $ 248,519          $   (938)          $ 971,415
   Net loss                                          (168,879)         (33,998)          (27,729)           (230,606)
   Shareholders' equity at December 31                531,750          186,577           (34,822)            683,505

Year ended December 31, 1996:
   Revenues                                           766,936          238,065            (6,555)            998,446
   Net income                                          30,281           18,984            (3,500)             45,765
   Shareholders' equity at December 31                768,552          268,168           (12,895)          1,023,825

Year ended December 31, 1995:
   Revenues                                           746,365          163,069            39,817             949,251
   Net income                                          30,327           20,126              (511)             49,942
   Shareholders' equity at December 31                635,857          221,510            (8,727)            848,640


         a) The Plutonic historical results of operations have been adjusted to reflect i) presentation of Plutonic's results of operations in accordance with United States generally accepted accounting principles and the format and classifications utilized by Homestake, and ii) translation into U.S.
     dollars using the average exchange rate for each period. Shareholders' equity has been translated into U.S. dollars using the end-of-period exchange rates.

         b) In combining the historical results of Homestake and Plutonic, certain adjustments were made to conform Plutonic's accounting policies to Homestake's accounting policies. The effect of these adjustments on combined net income (loss) is as follows:



                                                          1997                     1996                   1995
                                                     ---------------------------------------------------------------
Revenue recognition                                        $     377                  $ (3,318)            $ 11,515
Reclamation expense                                           (1,215)                   (1,430)              (5,324)
Depreciation, depletion and amortization                      (6,958)                                        (2,305)
Income taxes                                                 (19,933)                    1,248               (4,397)
                                                     ---------------------------------------------------------------
                                                           $ (27,729)                 $ (3,500)              $ (511)
                                                     ===============================================================

     Homestake estimates that transaction costs related to the merger will total approximately $15 million and post-combination severance and lease termination costs will total approximately $7 million. The merger transaction expenses are being charged to operations as incurred, primarily in the first half of 1998, and the estimated post-combination severance and lease termination costs will be expensed as of the date of the combination.

     Homestake Gold of Australia Limited: During the fourth quarter of 1995 and the first quarter of 1996, Homestake acquired the 18.5% of HGAL it did not already own. The total purchase price was $164.9 million, including $141.7 million for 8.5 million newly issued shares of the Company, $19.5 million in cash and $3.7 million of transaction expenses. The acquisition of the HGAL minority interests was accounted for as a purchase.

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     Mt Morgans Mine: In October 1995, the Company acquired most of Dominion Mining Limited's ("Dominion") gold assets, including an 80% interest in the Mt Morgans mine. The net purchase price after working capital adjustments was $39.1 million. As part of its agreement with Dominion, the Company offered Dominion shareholders the opportunity to subscribe for shares of the Company instead of receiving a return of Dominion capital. As a result,
     2.3 million shares of the Company were issued to Dominion shareholders on January 29, 1996 for consideration of $32.1 million.

     Snip Mine: On April 30, 1996 Prime purchased Cominco Ltd.'s ("Cominco") 60% interest in the Snip mine in British Columbia, Canada for $39.3 million in cash. As a result of this purchase, Prime became the sole owner of the Snip mine.

     Agua de la Falda S.A.: In July 1996, Homestake and Corporacion Nacional del Cobre Chile ("Codelco"), a state-owned mining company in Chile, formed a new company, Agua de la Falda S.A. ("La Falda") to conduct exploration and mining activities near Homestake's former El Hueso mine in northern Chile. Homestake owns 51% of the corporation and Codelco owns 49%. Codelco and Homestake have contributed property interests in the area to the new company. In addition, Codelco contributed the existing El Hueso plant, which had been under lease to Homestake. Homestake also contributed $5.1 million for exploration and development, including $3.7 million of exploration and development expenditures incurred prior to the formation of La Falda.

     Archaean Gold NL: In July 1996, Lachlan acquired 90.7% of Archaean Gold NL ("Archaean") for $36.8 million. In April 1997, Lachlan acquired the remaining interest in Archaean. This acquisition, which was accounted for as a purchase, was funded by a loan from the Company to Lachlan which, together with capitalized interest up to August 1997, totaled $33.2 million (A$50.9 million). The loan became noninterest bearing in September 1997. Lachlan plans to repay this loan by issuing additional shares to the Company which will increase the Company's interest in Lachlan from approximately 62% to 81%.

     Pinson Mining Company: In December 1996, Homestake increased its interest in the Pinson Mining Company partnership ("Pinson Partnership") from 26.25% to 50% and became the operator of the Pinson mine. Barrick Gold Corporation owns the remaining 50% interest. The purchase price for the additional 23.75% partnership interest consisted of $4.4 million in cash, a net smelter royalty on certain future Pinson Partnership production and assumption of a proportionate increase of the Pinson Partnership's liabilities, including reclamation.

     George Lake and Back River Joint Ventures: In February 1997, Homestake sold its interests in the George Lake and Back River joint ventures in Canada to Kit Resources Corporation ("Kit") for $9.3 million in cash and 3.6 million shares of Kit common stock. As a result of this transaction, the Company recorded a pretax gain of $13.5 million in the first quarter of 1997, which was included in other income. The write-downs of noncurrent investments recorded in the third and fourth quarters of 1997 (see note 6) include $5.5 million related to the Company's investment in Kit.

     Torres Mining Complex: In 1995, the Company sold its 28% equity interest in the Torres silver mining complex in Mexico for $6 million. This sale resulted in a pretax gain of $2.7 million, which was included in other income.

                  Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


Note 4:       Gain on Termination of Santa Fe Merger

     In March 1997, Santa Fe Pacific Gold Corporation terminated its previously announced merger agreement with Homestake and paid Homestake a $65 million termination fee. As a result, in 1997 the Company recorded a pretax gain of $62.9 million ($47.2 million after tax), net of merger related expenses of $2.1 million incurred in 1997. Other expense for the year ended December 31, 1996 included $3.4 million of expenses related to this proposed merger.

Note 5:       Other Income

                                            1997             1996          1995
                                         ------------------------------------------
Gains on asset disposals                    $ 16,926         $ 12,305      $ 5,575
Royalty income                                 2,425            2,888        2,252
Foreign currency contract gains
    (losses)                                 (28,453)           1,632         (151)
Foreign currency exchange losses on
    intercompany advances                     (5,657)          (8,943)        (883)
Pension curtailment gain                                        1,868
Gain on sale of Great Central option
    (see note 12)                             10,419            4,699
Other                                          5,061           11,171       10,727
                                         ------------------------------------------
                                               $ 721         $ 25,620     $ 17,520
                                         ==========================================

Note 6:       Write-downs and Other Unusual Charges


                                                             1997               1996
                                                          -------------------------------
Write-down of Homestake's investment
    in the Main Pass 299 sulfur mine (a)                    $ 107,761
Reduction in the carrying values
   of resource assets (b)                                      84,655
Increase in the estimated accrual for
    future reclamation expenditures (c)                        29,156
Write-downs of noncurrent investments  (d)                     47,932            $ 8,983
Other (e)                                                      15,811
                                                          -------------------------------
                                                            $ 285,315            $ 8,983
                                                          ===============================

     a) Homestake owns a 16.7% undivided interest in the Main Pass 299 sulfur mine located in the Gulf of Mexico. Planned write-downs by Homestake's joint venture partners caused the Company to reexamine the carrying value of its investment in Main Pass 299. Due to a prolonged period of low sulfur prices and Homestake's current assessment of estimated future cash flows from the Main Pass 299 sulfur mine, in the third quarter of 1997 the Company recorded a write-down of $107.8 million in its investment in Main Pass 299. As a result of this write-down, the Company's carrying value of the Main Pass 299 sulfur property, plant and equipment was reduced to zero at September 30, 1997.

     b) As a result of lower gold prices, the Company reviewed the carrying values of its gold mining operations using a $325 per ounce gold price for its short-lived operations and a $350 per ounce gold price for its operations with longer lives. The Company determined that impairment write-

                                       25

                  Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


         downs were required to reduce the carrying value of several of its assets or operations with short remaining lives, including the Mt Morgans and Peak Hill mines in Western Australia, the Pinson mine in Nevada, the Homestake mine's Open Cut in South Dakota, low-grade stockpiled ore and exploration properties at certain locations in Western Australia and redundant mining equipment at the Kalgoorlie operations in Western Australia. The Company determined that no adjustments to the carrying values of its longer-lived operations were required.

     c) As a result of a review of the Company's reclamation liabilities, the Company determined that it was necessary to increase the reclamation accruals at certain of its nonoperating properties including the Santa Fe mine in Nevada, the Nickel Plate mine in Canada and the Grants uranium complex in New Mexico to reflect revised estimates, changed conditions and more stringent future reclamation requirements.

     d) Low gold prices and lower market valuations for junior mining companies have caused the value of certain of the Company's noncurrent investments in other companies to decline significantly. The Company recorded in income the reductions in the carrying values that it deemed to be other than temporary. (See note 11.)

     e) Other consists primarily of foreign exchange losses on intercompany redeemable preferred stock and a loss on repayment of an intercompany gold loan.


                  Homestake Mining Company and Subsidiaries
                  Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


Note 7:       Income Taxes

     The provision for income and mining taxes consists of the following:

                                        1997              1996             1995
                                     ----------------------------------------------
Current
    Income taxes
      Federal                            $ 1,023         $ (1,999)         $ 7,375
      Canadian                            26,048           28,367            1,928
      Other                                   (8)             616              115
                                     ----------------------------------------------
                                          27,063           26,984            9,418
    Canadian mining taxes                  9,797           14,964           10,248
                                     ----------------------------------------------
    Total current taxes                   36,860           41,948           19,666
                                     ----------------------------------------------

Deferred
    Income taxes
      Federal                            (29,203)          (3,879)          (3,743)
      State                                2,026           (1,300)             436
      Canadian                            (7,039)         (14,588)          25,347
      Australian                         (22,282)          (2,024)           4,240
                                     ----------------------------------------------
                                         (56,498)         (21,791)          26,280
                                     ----------------------------------------------
    Canadian mining taxes                    180            2,171             (524)
                                     ----------------------------------------------
    Total deferred taxes                 (56,318)         (19,620)          25,756
                                     ----------------------------------------------
      Total income and mining taxes    $ (19,458)        $ 22,328         $ 45,422
                                     ==============================================

         The provision for income taxes is based on pretax income (loss) before minority interests as follows:

                                   1997            1996            1995
                                -------------------------------------------
United States                    $(167,570)      $ (14,003)      $  17,607
Canada                              50,592          95,548          71,333
Australia                         (115,323)          7,840          25,684
Other foreign                      (13,754)         (8,024)         (4,303)
                                -------------------------------------------
                                 $(246,055)      $  81,361       $ 110,321
                                ===========================================

                  Homestake Mining Company and Subsidiaries
                  Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     Deferred tax liabilities and assets as of December 31, 1997 and 1996 relate to the following:

                                                                  December 31,
                                                              1997            1996
                                                         -----------------------------
Deferred Tax Liabilities
    Depreciation and other resource property differences
       United States                                        $ 18,598         $ 64,855
       Canada - Federal                                       29,906           32,395
       Canada - Provincial                                    61,509           69,069
       Australia                                             112,356          136,523
                                                         -----------------------------
                                                             222,369          302,842
    Other                                                     31,697           19,360
                                                         -----------------------------
Gross deferred tax liabilities                               254,066          322,202
                                                         -----------------------------

Deferred Tax Assets
    Tax loss carry-forwards
       Canada - Federal                                                         2,001
       Australia                                              52,868           88,956
       Chile                                                  23,943           19,929
       Other                                                   2,512              162
                                                         -----------------------------
                                                              79,323          111,048
    Reclamation costs
       United States                                          16,827            6,783
       Other                                                  13,393            9,638
                                                         -----------------------------
                                                              30,220           16,421

    Employee benefit costs                                    28,716           27,732
    Alternative minimum tax credit carry-forwards                              14,215
    Land and other resource property                          18,750           15,225
    Inventory                                                 23,149
    Foreign tax credit carry-forwards                          5,857           12,725
    Unrealized foreign exchange losses                         9,157            2,543
    Write-downs of noncurrent investments                      9,619            3,722
    Other                                                     14,705           14,161
                                                         -----------------------------
Gross deferred tax assets                                    219,496          217,792
Deferred tax asset valuation allowances                     (107,920)        (100,671)
                                                         -----------------------------
Net deferred tax assets                                      111,576          117,121
                                                         -----------------------------

Net deferred tax liability                                 $ 142,490        $ 205,081
                                                         =============================

Net deferred tax liability consists of
    Current deferred tax assets                            $ (19,372)       $ (13,298)
    Long-term deferred tax liability                         161,862          218,379
                                                         -----------------------------
       Net deferred tax liability                          $ 142,490        $ 205,081
                                                         =============================

         The classification of deferred tax assets and liabilities is based on the related asset or liability creating the deferred tax. Deferred taxes not related to a specific asset or liability are classified based on the estimated period of reversal. The $107.9 million deferred tax valuation allowance at December 31, 1997 represents the portion of the Company's consolidated deferred tax assets which, based on projections at December 31, 1997, the Company does not believe that realization is "more likely than not". The deferred tax valuation allowance consists of United States, Chile, Australia and

                  Homestake Mining Company and Subsidiaries
                  Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     Canada unrealized deferred tax assets of $56.6 million, $27.1 million, $23.9 million, and $.3 million, respectively. The increase in the valuation allowance for deferred tax assets of $7.2 million in 1997 is comprised primarily of the following: an increase of $9.9 million for future alternative minimum tax credits that the Company projects it will be unable to utilize; an increase of $6.2 million for potential capital losses for which the Company currently has no tax strategy to utilize; an increase of $6.3 million for additional unrealized tax loss carry-forwards in South America; a decrease of $6.8 million for a reduction of the Company's foreign tax credit carryover; and a decrease of $8.4 million for utilization of previously unbenefited losses in Australia. For income tax purposes, the Company has United States foreign tax credit carry-forwards of approximately $5.9 million, which are due to expire at various times through the year 2003.

         The largest portion of the $107.9 million of unrealized deferred tax assets is comprised of $65.0 million of future United States ($40.8 million), Australia ($23.9 million), and Canada ($.3 million) tax benefits relating to expenses that the Company projects will not be deductible for tax return purposes until after the year 2011. In projecting United States source income beyond this period, the Company currently does not meet the SFAS 109 "more likely than not" criteria required to recognize the United States tax benefits. In addition, there currently is not a tax strategy which would result in the realization of the Australian tax benefit. The remaining $42.9 million principally is comprised of future Chilean tax benefits, United States foreign tax credit carry-forwards and future alternative minimum tax credits that the Company projects it will be unable to realize.

         Major items causing the Company's income tax provision to differ from the federal statutory rate of 35% were as follows:

                                            1997           1996            1995
                                         ------------------------------------------
Income tax (credit) based on statutory
    rate                                  $ (86,120)      $ 28,476        $ 38,612
Percentage depletion                           (900)        (7,611)         (9,879)
Earnings in foreign jurisdictions
    at different rates                          273         (2,009)            (27)
State income taxes,
    net of federal benefit                    1,219            333             340
Australian investment allowance                (125)                        (2,097)
Unrealized minimum tax credits               21,201          5,645           4,790
Reduction of prior year accruals                           (24,048)
Other nondeductible losses                   34,874          2,875           6,231
Deferred tax assets not recognized in
    prior years                                             (2,504)         (1,262)
Foreign taxes withheld                          465          1,430           1,965
Litigation recovery                                         (2,629)
Other - net                                    (322)         5,235          (2,975)
                                         ------------------------------------------
Total income taxes                          (29,435)         5,193          35,698
Canadian mining taxes                         9,977         17,135           9,724
                                         ------------------------------------------
Total income and mining taxes             $ (19,458)      $ 22,328        $ 45,422
                                         ==========================================

                  Homestake Mining Company and Subsidiaries
                  Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


          The Company's 1996 income tax expense includes a $24 million benefit relating to a reduction of prior years' income tax accruals for certain contingencies which were resolved in 1996 and a $2.6 million benefit relating to the tax portion of litigation recovery proceeds.

         Deferred tax assets not recognized in prior years include reversals of prior year valuation allowances of $2.5 million in 1996 and $1.3 million in 1995.

Note 8:       Receivables

                                                                    December 31,
                                                             1997                  1996
                                                      -----------------------------------
Trade accounts                                            $ 24,612              $ 27,373
U.S. Government receivable (see note 20)                     5,500                 5,500
Interest and other                                          13,417                20,598
                                                      -----------------------------------
                                                          $ 43,529              $ 53,471
                                                      ===================================

Note 9:       Inventories

                                                                    December 31,
                                                              1997                   1996
                                                       -------------------------------------
Finished products                                           $ 33,019               $ 41,080
Ore and in-process                                            37,811                 62,183
Supplies                                                      33,095                 35,752
                                                       -------------------------------------
                                                           $ 103,925              $ 139,015
                                                       =====================================

         At December 31, 1997 and 1996, the cost of certain finished gold inventories in the United States stated on the LIFO cost basis totaled $5.5 million and $2.1 million, respectively. Such inventories would have approximated $6.2 million and $3.7 million, respectively, if stated at the lower of market or current year average production costs.

         At December 31, 1997 and 1996, ore stockpiles in the amounts of $32.1 million and $43.3 million, respectively, not expected to be processed within the 12 months following the end of each year are included in other noncurrent assets (see note 12).

Note 10: Property, Plant and Equipment

                                                             December 31,
                                                      1997                 1996
                                                   ---------------------------------
Mining properties and development costs            $ 1,103,705          $ 1,217,461
Plant and equipment                                  1,091,814            1,023,087
Land and royalty interests                               4,487                4,103
Construction and mine development in progress           22,459               36,374
                                                   ---------------------------------
                                                     2,222,465            2,281,025
Accumulated depreciation, depletion and
    amortization                                    (1,201,318)          (1,004,986)
                                                   ---------------------------------
                                                   $ 1,021,147          $ 1,276,039
                                                   =================================

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


         During 1997, the Company wrote down the carrying value of its 16.7% undivided interest in the Main Pass 299 sulfur mine and the carrying values of certain short-lived mining properties (see note 6).

Note 11:      Noncurrent Investments

                                                                    December 31,
                                                             1997                  1996
                                                          ----------------------------------
Navan Resources plc (see note 6)                             $  6,685              $ 16,800
Navan Bulgarian Mining BV                                      12,000
Other investments (see note 6)                                 22,409                65,209
                                                          ----------------------------------
                                                             $ 41,094              $ 82,009
                                                          ==================================

         In 1995, Homestake acquired for $24 million a 10% interest in Navan Resources plc ("Navan"), an Irish public company with diverse mineral interests in Europe. At December 31, 1996 Homestake reduced the carrying value of its investment in Navan to the quoted market value. The resulting charge of $7.2 million was recorded in income. During 1997, Homestake recorded in income additional write-downs of $10.1 million with respect to the carrying value of the investment in Navan.

         In November 1997, Homestake purchased a 20% interest in Navan Bulgarian Mining BV ("Navan BV"), a wholly-owned subsidiary of Navan, for $12 million and a 32% interest in Navan's Bulgarian exploration projects and program for $4 million. Navan BV is a Netherlands company, which in turn owns 68% of Bimak AD ("Bimak"), a Bulgarian company that owns and operates the surface facilities at the Chelopech copper-gold mine near Sofia, Bulgaria. The other 32% of Bimak is owned by Chelopech EAD ("Chelopech"), a government-owned corporation that owns and operates the Chelopech mine. Bimak provides consulting services to Chelopech and purchases the ore from the Chelopech mine at cost plus a 1% gross royalty. Homestake has agreed, under certain circumstances, to invest an additional $18 million in Navan BV, which would result in Homestake owning 51% of Navan BV, and give Homestake the right to become operator of the project. The investment of the additional $18 million is dependent on certain conditions including, Navan BV acquiring at least 80% of Chelopech, securing the Chelopech mine concession, approval by Homestake and Navan of an expansion plan for the mine and mill, and receipt of financial commitments from lenders for additional funding for the expansion plan.

Note 12:      Other Assets

                                                                              December 31,
                                                                     1997                     1996
                                                                 ---------------------------------------
Assets held in trust (see note 16)                                   $  38,975                $  25,252
Restricted cash (see note 14)                                           15,990
Ore stockpiles (see note 9)                                             32,125                   43,292
U.S. Government receivable (see note 20)                                 5,362                   10,663
Note receivable - Edensor                                                                        39,810
Other                                                                    9,557                    9,263
                                                                 ---------------------------------------
                                                                     $ 102,009                $ 128,280
                                                                 =======================================

In 1995, the Company provided Edensor Nominees Pty, Ltd ("Edensor") with a loan facility of $39.8 million and was granted an option to acquire 19.9% of the issued capital of Great Central Mines Limited ("Great Central") in consideration for this loan. In July 1996, the Company sold a right to cancel the

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


option to acquire 19.9% of the shares of Great Central. The Company received, and recorded in other income, $10.4 million in 1997 and $4.7 million in 1996 with respect to the cancellation of the option. In 1997, Edensor repaid the amounts borrowed from the Company.

Note 13:      Accrued Liabilities

                                                                    December 31,
                                                             1997               1996
                                                        -------------------------------
Accrued payroll and other compensation                     $ 23,898           $ 25,212
Accrued reclamation and closure costs                        11,818             10,055
Unrealized loss on foreign currency exchange contracts       20,416
Other                                                        12,509             14,223
                                                        -------------------------------
                                                           $ 68,641           $ 49,490
                                                        ===============================

Note 14:      Long-term Debt

                                                                    December 31,
                                                              1997             1996
                                                          ----------------------------
Convertible subordinated notes (due 2000)                  $ 150,000        $ 150,000
Pollution control bonds
   Lawrence County, South Dakota (due 2032)                   48,000
   Lawrence County, South Dakota (due 2003)                                    18,000
   State of California (due 2004)                             17,000           17,000
Cross-border credit facility (due 2001)                       48,855
Plutonic syndicated credit facility (due 2000-2002)          110,738
Plutonic credit facility                                                      143,317
                                                          ----------------------------
                                                             374,593          328,317
Less current portion                                                           73,649
                                                          ----------------------------
                                                           $ 374,593        $ 254,668
                                                          ============================

     Convertible subordinated notes: The Company's 5.5% convertible subordinated notes, which mature on June 23, 2000, are convertible into common shares at a price of $23.06 per common share and are redeemable by the Company in whole at any time. Interest on the notes is payable semiannually in June and December. Issuance costs of $3.9 million were capitalized and are being amortized over the life of the notes.

     Pollution control bonds: In July 1997, Lawrence County, South Dakota issued $30 million of South Dakota Solid Waste Disposal Revenue Bonds ("Waste
     Disposal Bonds") and $18 million of South Dakota Pollution Control Refunding Revenue Bonds ("Pollution Control Bonds"), both of which are due in 2032. Proceeds from the Waste Disposal Bonds were lent to the Company and proceeds from the Pollution Control Bonds were used to redeem outstanding South Dakota pollution control bonds. The Company is responsible for funding principal and interest payments on these bonds. Proceeds from the Waste Disposal Bonds are being used for construction of a new tailings dam lift and other qualifying expenditures at the Homestake mine. Qualifying expenditures of $14 million had been

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)



     incurred  through  December 31, 1997.  The remaining $16 million,  which is
     held  in  a  trustee  account,   is  included  in  "other  assets"  in  the
     accompanying balance sheet at December 31, 1997.

         The Company pays interest monthly on the pollution control bonds based on variable short-term, tax-exempt obligation rates. Interest rates at December 31, 1997 and 1996 were 4.6% and 4.3%, respectively. No principal payments are required until cancellation, redemption or maturity. Bondholders have the right to tender the bonds for payment at any time on seven days notice. The Company has arrangements with underwriters to remarket any tendered bonds and also with a bank to provide liquidity and credit support to the Company and to purchase and hold for up to 15 months any tendered bonds that the underwriters are unable to remarket.

     Cross-border credit facility: The Company has a United States/Canadian/Australian cross-border credit facility providing a total availability of $275 million. The Company pays a commitment fee of up to 0.225% per annum on the unused portion of this facility. The credit facility is available through September 20, 2001 and provides for borrowings in United States, Canadian or Australian dollars, or gold, or a combination of these. The credit agreement requires a minimum consolidated net worth of $500 million. During 1997, HGAL borrowed A$75 million (equal to US$48.9 million at the December 31, 1997 exchange rate) under the credit agreement primarily for the repayment of intercompany debt. Interest on these Australian dollar borrowings is payable quarterly or semiannually, depending on the interest rate period as determined on each borrowing date, based on the Australian Bank Bill Swap Rate plus a margin of up to 0.625%. The average interest rate on borrowings outstanding at December 31, 1997 was 5.25%.

         In addition, Prime has an $11 million credit facility. No amount has been borrowed under this credit agreement.

     Plutonic syndicated credit facility: In June 1997, Plutonic replaced its credit facility with an Australian bank with a credit facility with a syndicate of banks providing a total availability of $260 million (A$400 million), including a $185.6 million (A$285 million) revolving debt facility that reduces on stated amortization rates and matures in June 2002 and a $75 million (A$115 million) standby facility which expires in September 1998. The facility provides for borrowings in either United
     States or Australian dollars and is subject to a number of financial covenants. Interest on the revolving facility is based on the Australian Bank Bill Swap Rate plus a margin of 0.33%. The average interest rate on the $110.7 million (A$170 million) of borrowings outstanding at December 31, 1997 was 5.35%.

     The aggregate maturities of long-term debt in the years subsequent to December 31, 1997 are as follows: $167.9 million in 2000, $67.4 million in 2001, $74.3 million in 2002 and $65 million in 2004 and thereafter.

Note 15:      Other Long-term Obligations

                                                                    December 31,
                                                             1997                1996
                                                        --------------------------------
Accrued reclamation and closure costs                      $ 80,428            $ 54,138
Accrued pension and other postretirement
    benefit obligations (see note 16)                        60,942              59,273
Other                                                        11,240              10,064
                                                        --------------------------------
                                                          $ 152,610           $ 123,475
                                                        ================================

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


         While the ultimate amount of reclamation and site restoration costs to be incurred in the future is uncertain, the Company has estimated that the aggregate amount of these costs for operating properties, plus previously accrued reclamation and remediation liabilities for nonoperating properties, will be approximately $175 million. This figure includes approximately $9 million of reclamation costs at the Grants uranium facility which will be funded by the United States Federal Government. At December 31, 1997 the Company had accrued $92 million for estimated ultimate reclamation and site restoration costs and remediation liabilities (see notes 13 and 20).

Note 16:      Employee Benefit Plans

     Pension plans: The Company has pension plans covering substantially all United States employees. Plans covering salaried and other nonunion employees provide pension benefits based on years of service and the employee's highest compensation during any 60 consecutive months prior to retirement. Plans covering union employees provide defined benefits for each year of service.

         Pension costs for 1997, 1996 and 1995 for Company-sponsored United States employee plans included the following components:

                                                       1997                   1996                   1995
                                               ------------------------------------------------------------
Service cost - benefits earned
     during the year                                 $ 4,308                $ 4,519                $ 3,573
Interest cost on projected
     benefit obligations                              15,958                 15,319                 14,476
Actual net return on assets                          (43,955)               (34,693)               (44,788)
Net amortization                                      26,523                 20,696                 32,405
Pension curtailment gain                                                     (1,868)
                                               ------------------------------------------------------------
                                                     $ 2,834                $ 3,973                $ 5,666
                                               ============================================================

         Assumptions used in determining net periodic pension cost for 1997, 1996 and 1995 include discount rates of 7%, 7%, and 8%, respectively, an assumed rate of increase in compensation of 5% for each year and an assumed long-term rate of return on assets of 8.5% for each year. Assumptions used in determining the projected benefit obligations at December 31, 1997 and 1996 include discount rates of 7% and an assumed rate of increase in compensation of 5%.

                   Homestake Mining Company and Subsidiaries
                   Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


         The funded status and amounts recognized for pension plans in the consolidated balance sheets are as follows:

                                               December 31, 1997                       December 31, 1996
                                                   Plans Where                            Plans Where
                                        -----------------------------------   ------------------------------------
                                                               Accumulated                            Accumulated
                                           Assets Exceed        Benefits         Assets Exceed         Benefits
                                            Accumulated          Exceed           Accumulated           Exceed
                                             Benefits            Assets            Benefits             Assets
                                        -----------------------------------   ------------------------------------
Actuarial present value
     of benefit obligations
     Vested benefits                          $(165,437)         $ (15,122)         $(162,100)          $ (17,700)
                                        ===================================   ====================================
     Accumulated benefits                     $(186,583)         $ (20,035)         $(180,800)          $ (18,900)
                                        ===================================   ====================================
     Projected benefits                       $(210,156)         $ (27,195)         $(202,200)          $ (21,000)
Plan assets at fair value (1)                   257,147                               224,064
                                        -----------------------------------   ------------------------------------
Plan assets in excess of (less than)
     projected benefit obligation                46,991            (27,195)            21,864             (21,000)
Unrecognized net loss (gain)                    (45,960)            (1,666)           (22,467)                 51
Unrecognized net transition
     obligation (asset) amortized
     over 15 years                               (2,810)               365             (3,364)                547
Unrecognized prior service
      cost (benefit)                               (398)             8,020                141               2,459
Additional minimum liability                                          (251)                                  (957)
                                        -----------------------------------   ------------------------------------
Pension liability recognized
     in the consolidated balance
     sheets                                    $ (2,177)         $ (20,727)          $ (3,826)          $ (18,900)
                                        ===================================   ====================================

1. Approximately 99% and 98% of the plan assets were invested in listed stocks and bonds and the balance was invested in fixed-rate insurance contracts at December 31, 1997 and 1996, respectively.


         Amounts shown under "plans where accumulated benefits exceed assets" at December 31, 1997 and 1996 consist of liabilities for a nonqualified supplemental pension plan covering certain employees and a nonqualified pension plan covering directors of the Company. These plans are unfunded. The Company has established a grantor trust, consisting of money market funds, mutual funds and corporate-owned life insurance policies, to provide funding for the benefits payable under these nonqualified plans and certain other deferred compensation plans. The grantor trust, which is included in other assets, amounted to $39 million at December 31, 1997 and $25.3 million at December 31, 1996.

         Certain of the Company's foreign operations participate in pension plans. The Company's share of contributions to these plans was $2.3 million in 1997, $2.1 million in 1996, and $1.6 million in 1995.

     Postretirement benefits other than pensions: The Company provides medical and life insurance benefits for certain retired employees, primarily retirees of the Homestake mine. Retirees generally are eligible for benefits upon retirement if they are at least age 55 and have completed five years of service. Net periodic postretirement benefit costs were $2.6 million in 1997, $3.1 million in 1996 and $3.5 million in 1995.

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


         The actuarial assumptions used in determining net periodic postretirement benefit costs include discount rates of 7% for 1997 and 1996 and 8% for 1995, initial health care trend rates of 9.5% for 1997, 10% for 1996 and 11.5% for 1995, grading down to an ultimate health care cost trend rate of 5%. The ultimate trend rate is expected to be achieved by 2006. Actuarial gains and losses are amortized over five years. The actuarial assumptions used in determining the Company's accumulated postretirement benefit obligation at December 31, 1997 and 1996 include a discount rate of 7%. A one percentage-point increase in the assumed health care cost trend rate would result in an increase of approximately $5.6 million in the accumulated postretirement benefit obligation at December 31, 1997 and an increase of approximately $.6 million in net periodic postretirement benefit costs for 1997.

         The following table sets forth amounts recorded in the Company's consolidated balance sheets at December 31, 1997 and 1996. The Company has not funded any of its estimated future obligation.

                                                                               December 31,
                                                                          1997                    1996
                                                                   --------------------------------------
Accumulated postretirement benefit obligation
     Retirees                                                          $(27,000)                $(29,000)
     Fully-eligible active plan participants                             (1,000)                  (1,000)
     Other active plan participants                                      (9,000)                  (7,000)
                                                                   --------------------------------------
                                                                        (37,000)                 (37,000)
Unrecognized net gain                                                    (4,995)                  (4,364)
Unrecognized prior service cost                                             557                      617
                                                                   --------------------------------------
Accumulated postretirement benefit obligation
     liability recognized in the consolidated
     balance sheets                                                    $(41,438)                $(40,747)
                                                                   ======================================

     Stock option and share rights plan: The Company's 1996 Stock Option and Share Rights Plan ("1996 Plan") provides for grants of up to 6 million common shares. At December 31, 1997, stock options and share rights for 1 million shares were outstanding under the 1996 Plan and stock options for
     3.5 million shares were outstanding under prior plans. The exercise price of each stock option granted under these plans is equal to or greater than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options usually vest over a four-year period.

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


         A summary of the status of the Company's stock options as of December 31, 1997, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                        1997                      1996                       1995
                               -----------------------------------------------------------------------------
                                Number       Average      Number        Average      Number       Average
                                  of        Price Per       of         Price Per       of        Price Per
                                Shares        Share       Shares         Share       Shares        Share
                               -----------------------------------------------------------------------------

Balance at January 1              3,738                     3,053                     3,177
     Granted                        794       $15.11        1,435        $19.32         429         $15.24
     Exercised                      (63)       13.99         (743)         6.24        (400)          8.12
     Expired                       (148)       22.04           (7)        16.43        (153)         16.78
                               ---------                 ----------                 ----------
Balance at December 31            4,321                     3,738                     3,053
                               =========                 ==========                 ==========

Options exercisable at
     December 31                  2,248                      1,933                    2,102
Fair value of options granted
     during the year                           $4.95                      $4.35                      $4.91

         The fair value of each stock option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of 1.7, 1.8 and 1.8 years from the vest date (with incremental vesting over four years) for 1997, 1996 and 1995, respectively, expected volatility of 30.9%, 31.7% and 33.3% for 1997, 1996 and 1995, respectively, a dividend yield of 1%, 1% and 1.3% for 1997, 1996 and 1995, respectively, and a risk-free interest rate of 6.6%, 5.4% and 6.9% in 1997, 1996 and 1995, respectively.

         The  following  table  summarizes   information   about  stock  options
     outstanding at December 31, 1997:

                                             Options Outstanding                               Options Exercisable
                         -------------------------------------------------------------  -----------------------------------
     Range of                                Weighted-Average       Weighted-Average                    Weighted-Average
 Exercise Prices             Number            Remaining            Exercise Price        Number         Exercise Price
    Per Share             Outstanding       Contractual Life           Per Share        Exercisable         Per Share
-------------------      ---------------  ---------------------    -----------------    -------------   -------------------
 $11.79 to $14.90                 1,028        5.7 years                $13.41                  659          $12.71
   15.15 to 15.75                 1,338        6.0 years                 15.30                  394           15.52
   15.78 to 19.13                 1,374        5.3 years                 17.72                  658           17.54
   19.70 to 39.79                   581        3.1 years                 27.36                  537           27.92
                         ---------------                                                ------------
                                  4,321                                                       2,248
                         ===============                                                ============

         At December 31, 1997 there were .2 million share rights (1996:nil) outstanding under the 1996 plan. Share rights are converted into common stock when certain performance measurement or vesting criteria are met.

         An additional 5 million and 6 million shares were available for future grants at December 31, 1997 and 1996, respectively.

         The Company elected to use the pro forma disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation," and has applied Accounting Principles Board Opinion 25 and related

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for the Company's stock options. The compensation cost for share rights is being recognized based on the fair value of the Company's stock over the period that the performance measurement and vesting criteria are estimated to be met. Had compensation expense for the Company's stock options been determined based on the fair value of options at the grant dates as calculated in accordance with SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1997, 1996 and 1995 would have been as follows:

                                     1997                                1996                                 1995
                        -----------------------------       -------------------------------      -------------------------------
                                            Loss                                Earnings                             Earnings
                          Net Loss       Per Share           Net Income        Per Share          Net Income        Per Share
                        -------------   -------------       --------------    -------------      --------------    -------------
   As reported            $ (230,606)      $ (1.10)           $ 45,765           $ 0.22           $ 49,942             $ 0.25
   Pro forma                (233,317)        (1.11)             43,637             0.21             49,323               0.25

     During the initial phase-in period of SFAS 123, disclosures are not likely to be representative of the pro forma effects on reported net income for future years, as the disclosures only include the pro forma effects of options granted on or after January 1, 1995.

     Other plans: Substantially all full-time United States employees of the Company are eligible to participate in the Company's defined contribution savings plans. The Company's matching contribution was approximately $2.6 million in 1997, $2.2 million in 1996 and $1.6 million in 1995.

Note 17:      Fair Value of Financial Instruments

     At December 31, 1997 and 1996 the carrying values of the Company's cash and equivalents and short-term investments, noncurrent investments, long-term debt and foreign currency options approximated their estimated fair values. The estimated total liquidation value at December 31, 1997 of the gold forward sales contracts and the gold put and call option contracts held by the Company at that date was approximately $110 million. No amounts are included in the accompanying balance sheet at December 31, 1997 for these contracts (see note 21).

Note 18:      Shareholders' Equity

      In September 1997, the Company's Board of Directors extended the term of the Rights Agreement until October 2007 and amended certain terms of the Rights Agreement. A summary of the amended Rights Agreement is as follows:

         Each share of common stock includes and trades with a right. Rights are not exercisable currently. Rights will become exercisable on a date designated by the Board of Directors following the commencement of, or announcement of an intent to commence, a tender offer by any person, entity or group for 15% or more of the Company's common stock. When so exercisable, each right initially entitles the owner to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock, par value $1 per share, at a price of $75 per share (the "Purchase Price"). In addition, if any person, entity or group (an "Acquiring
     Person") acquires 15% or more of the Company's common stock, each right (whether or not previously exercisable) thereafter entitles the owner (other than an Acquiring Person or its affiliates and associates) to purchase for the Purchase Price the number of one one-hundredth of a share of Series A Preferred Stock equal to the Purchase Price divided by one-half of the market price of the Company's common stock. In lieu of the rights holder exercising such right, the Board of Directors has the option to issue, in exchange for each right, one-half of the number of shares of preferred stock (or common stock having a value equal

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     to the Purchase Price) that would be issuable on exercise of the right. If the Board of Directors has not exchanged shares for the rights and the Company engages in a business combination with an Acquiring Person (or affiliate or associate thereof), the holder of rights will be entitled to purchase for the Purchase Price (i) common stock of the surviving company or its publicly held affiliate having a market value equal to twice the Purchase Price, or (ii) common stock of the surviving company having a book value equal to twice the Purchase Price if the surviving company and its affiliates are not publicly held. The numbers of shares and the Purchase Price are subject to adjustment for stock dividends, stock splits and other changes in capitalization. The rights expire on October 15, 2007.


Note 19:      Additional Cash Flow Information

     Cash paid for interest and for income and mining taxes is as follows:

                                              1997             1996              1995
                                           ----------------------------------------------
Interest, net of amounts capitalized         $ 19,506         $ 18,785          $ 12,143
Income and mining taxes, net of refunds        66,227           15,896            28,574

         Certain investing and financing activities of the Company affected its financial position but did not affect its cash flows. During the 1995 fourth quarter and the 1996 first quarter, the Company issued 2.6 million common shares and 6 million common shares valued at $42.4 million and $99.3 million, respectively, as part of the purchase consideration in the acquisition of the HGAL minority interests.

Note 20: Contingencies

     Environmental Contingencies

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes heavy liabilities on persons who discharge hazardous substances. The Environmental Protection Agency ("EPA") publishes a National Priorities List ("NPL") of known or threatened releases of such substances.

     Grants: Homestake's former uranium millsite near Grants, New Mexico is listed on the NPL. The EPA asserted that leachate from the tailings contaminated a shallow aquifer used by adjacent residential subdivisions. Homestake paid the costs of extending the municipal water supply to the affected homes and continues to operate a water injection and collection system that has significantly improved the quality of the aquifer. The Company has decommissioned and disposed of the mills and has covered the tailings impoundments at the site. The total future cost for reclamation, remediation, monitoring and maintaining compliance at the Grants site is estimated to be $17.5 million.

         Title X of the Energy Policy Act of 1992 (the "Act") and subsequent amendments to the Act authorized appropriations of $335 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for by-product material (primarily tailings) generated by certain licensees as an incident of uranium sales to the Federal Government. Reimbursement is subject to compliance with regulations of the Department of Energy ("DOE"), which were issued in 1994. Pursuant to the Act, the DOE is responsible for 51.2% of past and future costs of reclaiming the Grants site in accordance with Nuclear Regulatory Commission license requirements. Through December 31, 1997, Homestake had received $21 million from the DOE and the accompanying balance sheet at December 31, 1997 includes an additional receivable of $10.9 million (see notes 8 and 12) for the DOE's share of reclamation expenditures made by

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     Homestake through 1997. Homestake believes that its share of the estimated remaining cost of reclaiming the Grants facility is fully provided in the financial statements at December 31, 1997.

         In 1983, the State of New Mexico made a claim against Homestake for unspecified natural resource damages resulting from the Grants tailings. New Mexico has taken no action to enforce its claim.

     Whitewood Creek: Whitewood Creek was a site where mining companies operating in the Black Hills of South Dakota, including Homestake, placed mine tailings (ground rock) beginning in the nineteenth century. Some tailings placed in Whitewood Creek eventually flowed into the Belle Fourche River, the Cheyenne River and Lake Oahe. Placement of mine tailings into Whitewood Creek was authorized by the laws of the United States, the Dakota territory and the State of South Dakota, and Whitewood Creek was later specifically designated by the State of South Dakota as a disposal stream for mine tailings and for the disposal of raw sewage and other municipal waste. In response to changes in legal requirements, Homestake ceased the placement of mine tailings into Whitewood Creek and for many years the Homestake mine has impounded all mine tailings that are not redeposited in the mine.

         Deposits of tailings along an 18-mile stretch of Whitewood Creek formerly constituted a site on the NPL. The EPA asserted that discharges of tailings by mining companies, including Homestake, contaminated the soil and streambed. Homestake signed a Consent Decree with the EPA and carried out remedial work. The site was deleted from the NPL on August 13, 1996. In the deletion notice, the EPA stated that "EPA, in consultation with the State of South Dakota, have determined that the Site poses no significant threat to public health or the environment."

         In September 1997, the State of South Dakota filed an action against Homestake, alleging that Homestake's disposal of mine tailings in Whitewood Creek resulted in injuries to natural resources in Whitewood Creek, the Belle Fourche River, the Cheyenne River and Lake Oahe (collectively the "NRD Site"). The complaint also alleges that the tailings constitute a continuing public nuisance. The complaint asks for abatement of the nuisance, response costs, damages in an unspecified amount, litigation costs and interest. In November 1997, the United States Government and the Cheyenne River Sioux Tribe (the "federal trustees") filed a similar action alleging injuries to natural resource and seeking response costs, damages in unspecified amounts, litigation costs and attorneys' fees.

         In its answers, Homestake denies that there has been any continuing damage to natural resources or nuisance as a result of the placement of tailings in Whitewood Creek. Among other defenses, it is also the position of Homestake that as a result of the State of South Dakota's ownership of Whitewood Creek and state and federal designation of Whitewood Creek as an authorized disposal site, the State of South Dakota and the federal government are responsible for all past and future damages. Homestake has also counterclaimed against the State of South Dakota and the federal trustees seeking cost recoupment, contribution and indemnity.

         Homestake intends to vigorously defend this action and to seek recovery, contribution and indemnity from the State of South Dakota and the federal trustees for past and future expenditures. Homestake also expects to seek recovery, contribution and indemnity from other government entities and other persons who participated in ownership and/or operation of Whitewood Creek as a waste disposal site or who disposed of waste in the NRD Site.

         In the opinion of Homestake, there is no basis for the claims by the State of South Dakota or by the federal trustees. Homestake is also of the opinion that Homestake has valid defenses and

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     counterclaims against the State of South Dakota and the federal trustees, and claims for contribution and indemnity against other government entities and other persons who participated in ownership and/or operation of Whitewood Creek as a waste disposal site or who disposed of waste in the NRD Site. Homestake does not believe that resolution of these matters will have a material effect on the business or financial condition or results of operations of Homestake.

     Other Contingencies

     In addition to the above, the Company is party to legal actions and administrative proceedings and is subject to claims arising in the ordinary course of business. The Company believes the disposition of these matters will not have a material adverse effect on its financial position or results of operations.

Note 21:      Foreign Currency, Gold and Other Commitments

     Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which established trading ranges within which the United States dollar may be exchanged for foreign currencies by setting minimum and maximum exchange rates. Net unrealized gains (losses) on contracts outstanding at December 31, 1997 and 1996 were $(20.4) million and $.3 million, respectively. Other income for the years ended December 31, 1997, 1996 and 1995 included income (losses) of $(28.5) million, $1.6 million, and $(.2) million, respectively, related to the foreign currency protection program. At December 31, 1997 the Company had foreign currency contracts outstanding as follows:

                                                   Weighted-Average Exchange
                     Amount Covered                  Rates to U.S. Dollars                           Expiration
Currency               (U.S. Dollars)           Put Options      Call Options      Forwards          Dates
--------------------------------------------------------------------------------------------------------------
Canadian                      $196,040             0.72              0.76                            1998
Canadian                        67,440             0.71              0.74                            1999
Canadian                        50,770             0.70              0.73                            2000
Australian                      20,000                                               0.68            1998
Australian                     104,750             0.74              0.77                            1998
Australian                      61,600             0.68              0.72                            1999
Australian                       3,000             0.65              0.68                            2000
                         --------------
                              $503,600
                         ==============

         In addition to amounts related to the foreign currency option contracts, the Company recorded mark-to-market foreign currency losses on intercompany debt of $5.7 million in 1997, $8.9 million in 1996, and $.9 million in 1995 which were included in other income. These foreign currency exchange losses are related to the Company's Canadian and Australian dollar denominated advances to HCI and HGAL, respectively.

         During 1997, 1996 and 1995, the Company delivered 535,900, 438,400 and 446,700 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at average prices of $429, $482 and $440 per ounce, respectively. At December 31, 1997 the Company had committed 1,227,500 ounces of its future Australian gold production for sale under Australian dollar denominated forward gold contracts at an average price of $330 (A$507) per ounce. During 1997, 1996 and 1995, the Company delivered or financially settled 120,100, 70,000 and 113,200 ounces of its North American gold production at average prices of $385, $421, and $398 per ounce,

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     respectively. At December 31, 1997 the Company had committed 580,000 ounces of its future North American production for sale through the year 2003 at an average price of $434 per ounce.

     At December 31, 1997 the Company's forward sales commitments were as follows:

                          US$ Denominated                                   Australian $ Denominated
              --------------------------------------------        ----------------------------------------------
                                      Average Price of                                      Average Price of
               Forward Sales            Forward Sales               Forward Sales            Forward Sales
   Year           (ounces)             (US$ per ounce)                (ounces)              (US$ per ounce)
----------------------------------------------------------------------------------------------------------------
   1998                120,000              $399                            945,490              $315
   1999                109,900               415                             82,000               423
   2000                 85,100               430                             24,800               343
   2001                 95,000               441                             24,800               343
   2002                 95,000               457                             74,800               397
   2003                 75,000               481                             75,600               343
              -----------------                                   ------------------
                       580,000                                            1,227,490
              =================                                   ==================

         To provide protection against a decrease in gold prices, during the third quarter of 1997 the Company entered into a series of put and call option contracts which provide a floor price of $325 per ounce for 900,000 ounces of Homestake's 1998 gold production. The Company purchased put options for 900,000 ounces of gold exercisable during 1998 at a price of $325 per ounce. The Company also sold call options for 900,000 ounces of gold exercisable during 1998 at a price of $325 per ounce and purchased call options for 900,000 ounces of gold exercisable during 1998 at $336 per ounce. These option contracts were established at no net cost to the Company.

         The Company also purchased put options for 30,000 ounces of gold exercisable during 2000 at a price of $350 per ounce and sold call options for 15,000 ounces of gold exercisable during 2000 at an average price of $395 per ounce.

         The Company does not require or place collateral for its foreign currency and gold hedging derivatives. However, the Company minimizes its credit risk by dealing with only major international banks and financial institutions.

         The Company has entered into various commitments during the ordinary course of its business, which include commitments to perform assessment work and other obligations necessary to maintain or protect its interests in mining properties, financing and other obligations to joint ventures and partners under venture and partnership agreements, and commitments under federal and state environmental health and safety permits.

Note 22:      Geographic and Segment Information

     The Company primarily is engaged in gold mining and related activities. Interests in joint ventures are included in segment operations and identifiable assets. Operating earnings, which are defined as operating revenues less operating costs and exploration expenses, exclude corporate income and expenses, and income and mining taxes. Identifiable assets represent those assets used in a segment's operations. Corporate assets are principally cash and equivalents, short-term investments and assets related to operations not significant enough to require classification as a business segment.

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


GEOGRAPHIC INFORMATION

                                            1997           1996           1995
                                         ------------------------------------------

Revenues
    United States(1,2)                    $  330,698     $  310,881     $  349,461
    Canada (3)                               261,167        304,530        264,548
    Australia (4)                            368,368        378,751        323,784
    Latin America                             11,182          4,284         11,458
                                         ------------------------------------------
                                          $  971,415     $  998,446     $  949,251
                                         ==========================================

Exploration Expense
    United States                         $   13,902     $   11,861     $   12,750
    Canada                                     8,406          9,751          2,797
    Australia                                 25,623         29,844         20,485
    Latin America and other                   17,307         15,907          7,249
                                         ------------------------------------------
                                          $   65,238     $   67,363     $   43,281
                                         ==========================================

Operating Earnings (Loss)
    United States (5)                     $ (144,105)    $   23,124     $   32,623
    Canada (3)                                82,186        103,640         86,662
    Australia (6)                            (87,057)        10,123         32,844
    Latin America and other                  (16,523)       (14,606)        (6,544)
                                         ------------------------------------------
                                          $ (165,499)    $  122,281     $  145,585
                                         ==========================================

Identifiable Assets as of December 31
    United States                         $  507,845     $  522,565     $  618,267
    Canada                                   427,388        494,083        432,087
    Australia                                658,690        909,195        615,995
    Latin America and other                   15,611         13,487          7,041
                                         ------------------------------------------
                                          $1,609,534     $1,939,330     $1,673,390
                                         ==========================================

     (1) Includes a gain of $62.9 million in 1997 on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation.
     (2) Includes foreign currency exchange losses of $5.7 million in 1997 and $8.9 million in 1996 related to the Company's Canadian and Australian dollar denominated advances to HCI and HGAL.
     (3) Includes a gain of $13.5 million in 1997 on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada.
     (4) Includes gains of $10.4 million in 1997 and $4.7 million in 1996 with respect to the cancellation of an option to acquire Great Central Mines Limited and a gain of $7.9 million in 1996 on the sale of the investment in Eagle Mining Corporation NL.
     (5) Includes   write-downs  in  1997  of  $107.8  million  in  Homestake's investment in the Main Pass 299 sulfur mine and $20.8 million in the carrying values of resource assets.
     (6) Includes write-downs in 1997 of $63.9 million in the carrying values of resource assets.


                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


SEGMENT INFORMATION

                                                    1997         1996          1995
                                                  --------------------------------------
Revenues
  Gold                                           $  863,628   $   923,273   $  874,114
  Sulfur and oil                                     26,821        30,749       40,620
  Interest and other (1,2,3)                         80,966        44,424       34,517
                                                 --------------------------------------
                                                 $  971,415   $   998,446   $  949,251
                                                 ======================================

Operating Earnings (Loss)
  Gold (3,4)                                     $  (54,112)  $   121,009   $  139,892
  Sulfur and oil (5)                               (111,387)        1,272        5,693
                                                 --------------------------------------
  Operating earnings (loss)                        (165,499)      122,281      145,585
  Net corporate expense (1,2,6,7)                   (80,556)      (40,920)     (35,264)
                                                 --------------------------------------
Income (Loss) Before Taxes and
  Minority Interests                             $ (246,055)  $    81,361   $  110,321
                                                 ======================================

Depreciation, Depletion and Amortization
  Gold                                           $  155,924   $   144,171   $  115,675
  Sulfur and oil                                      5,013         6,302        8,055
  Corporate                                           1,844         1,379        1,909
                                                 --------------------------------------
                                                 $  162,781   $   151,852   $  125,639
                                                 ======================================

Exploration Expense
  Gold                                           $   65,238   $    67,363   $   43,281
                                                 ======================================

Additions to Property, Plant and Equipment
  Gold (8)                                       $  200,991   $   325,490   $  175,150
  Sulfur and oil                                      1,181         1,541        1,604
  Corporate                                           2,457         1,212        2,083
                                                 --------------------------------------
                                                 $  204,629   $   328,243   $  178,837
                                                 ======================================

Identifiable Assets as of December 31
  Gold                                           $1,248,797   $ 1,477,079   $1,183,165
  Sulfur and oil                                     15,181       126,499      134,990
  Corporate:
    Cash and equivalents and short-term
      investments                                   265,304       234,815      248,264
    Other                                            80,252       100,937      106,971
                                                 --------------------------------------
                                                 $1,609,534   $ 1,939,330   $1,673,390
                                                 ======================================

     (1) Includes a gain of $62.9 million in 1997 on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation, gains of $10.4 million in 1997 and $4.7 million in 1996 with respect to the cancellation of an option to acquire Great Central Mines Limited and a gain of $7.9 million in 1996 on the sale of the investment in Eagle Mining Corporation NL.

                                       44

                 Homestake Mining Company and Subsidiaries
                 Notes to Consolidated Financial Statements
         (Unless otherwise noted, all tabular amounts are in thousands)


     (2) Includes foreign currency exchange losses of $5.7 million in 1997 and $8.9 million in 1996 related to the Company's Canadian and Australian dollar denominated advances to HCI and HGAL.
     (3) Includes gains in 1997 of $13.5 million on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada.
     (4) Includes write-downs in 1997 of $84.7 million in the carrying values of resource assets.
     (5) Includes a write-down in 1997 of $107.8 million on Homestake's investment in the Main Pass 299 sulfur mine.
     (6) Includes, in 1997, write-downs of $47.9 million in the carrying value of investments in mining company securities, an increase of $29.1 million in the accrual for estimated future reclamation expenditures, and $15.8 million in other charges, primarily foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan.
     (7) Includes write-downs in 1996 of $9 million in the carrying value of investments in mining company securities.
     (8) Includes additions to property, plant and equipment of $35.6 million in 1996 related to the purchase of Cominco's 60% interest in the Snip mine and additions of $122.6 million and $68.7 million in 1996 and 1995, respectively, related to the acquisition of the 18.5% of HGAL the Company did not already own (including deferred tax purchase adjustments of $32.5 million and $18.2 million, respectively).


         In June 1997, the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Adoption of SFAS 131 will not have a material impact on Homestake's current geographic and segment disclosures.

         Sales  to   individual   customers   exceeding  10%  of  the  Company's
      consolidated revenues were as follows:

                                       1997               1996                1995
                               -------------------------------------------------------
          Customer A                 $ 143,000          $ 117,000           $ 102,000
                   B                   104,500             42,700
                   C                   100,000            129,000              92,000
                   D                    96,200            140,400             171,300
                   E                                                          101,000

         Because of the active worldwide market for gold, Homestake believes that the loss of any of these customers would not have a material adverse impact on the Company.

                         REPORT OF INDEPENDENT AUDITORS


The Shareholders and Board of Directors of
Homestake Mining Company:

We have audited the consolidated balance sheets of Homestake Mining Company and Subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, restated for all periods presented to give effect to the business combination with Plutonic Resources Limited on April 30, 1998, accounted for as a pooling of interests. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Homestake Mining Company and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/Coopers & Lybrand L.L.P.
--------------------------
Coopers & Lybrand L.L.P
San Francisco, California
May 21, 1998

               MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING


The accompanying consolidated financial statements of Homestake Mining Company and Subsidiaries are prepared by the Company's management in conformity with generally accepted accounting principles. Management is responsible for the fairness of the financial statements, which include estimates based on judgments.

     The Company maintains accounting and other control systems which management believes provide reasonable assurance that financial records are reliable for the purpose of preparing financial statements and that assets are properly safeguarded and accounted for. Underlying the concept of reasonable assurance is the premise that the cost of controls should not be disproportionate to the benefits expected to be derived from such controls. The Company's internal control structure is reviewed by its internal auditors and to the extent necessary by the external auditors in connection with their independent audit of the Company's consolidated financial statements.

     The external auditors conduct an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards in order to express their opinion on these financial statements. These standards require that the external auditors plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement.

     The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically with management, internal auditors and the external auditors to discuss the annual audit, internal control, internal auditing and financial reporting matters. The external auditors and the internal auditors have direct access to the Audit Committee.




/s/ Jack E. Thompson
--------------------
Jack E. Thompson
President and Chief Executive Officer



/s/ Gene G. Elam
---------------
Gene G. Elam
Vice President, Finance and
Chief Financial Officer                                           May 21, 1998

Quarterly Selected Data
(In thousands, except per share amounts)

                      First          Second        Third          Fourth
                      Quarter       Quarter        Quarter        Quarter           Year
                    ------------------------------------------------------------------------------
1997:
Revenues             $317,338       $226,060       $217,737       $ 210,280         $ 971,415
Net income (loss)      48,256 (1)    (64,857)(2)   (155,561)(3)     (58,444)(4)      (230,606)(1,2,3,4)

Per common share:
   Net income
     (loss) (10)     $  0.23  (1)   $  (0.31)(2)   $  (0.74)(3)   $   (0.28)(4)         (1.10)(1,2,3,4)
   Dividends paid (11)  0.05            0.05                           0.05              0.15

1996:
Revenues             $223,230       $265,933       $265,580       $ 243,703         $ 998,446
Net income              4,375 (5)     18,252 (6)      7,134 (7)      16,004 (7,8,9)    45,765 (5,6,7,8,9)

Per common share:
   Net income (10)     $ 0.02 (5)    $  0.09 (6)     $ 0.03 (7)   $    0.08 (7,8,9) $    0.22 (5,6,7,8,9)
   Dividends paid (11)   0.05           0.05           0.05            0.05              0.20

(1) Includes a gain of $47.2 million ($62.9 million pretax) or $0.22 per share on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation and a gain of $8.1 million ($13.5 million pretax) or $0.04 per share on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada.
(2) Includes write-downs and unusual charges of $50 million ($65.1 million pretax) or $0.24 per share including (i) a reduction of $31.9 million ($45 million pretax) in the carrying value of resource assets, (ii) write-downs of $14.5 million ($14.5 million pretax) of certain mining investments, and
     (iii) other charges of $3.6 million ($5.6 million pretax).
(3) Includes write-downs and unusual charges of $145.1 million ($183.6 million pretax) or $0.69 per share including (i) a write-down of $84.9 million ($107.8 million pretax) in Homestake's investment in the Main Pass 299 sulfur mine, (ii) a reduction of $18.2 million ($24.3 million pretax) in the carrying values of resource assets, (iii) an increase of $21.5 million ($29.1 million pretax) in the estimated accrual for future reclamation expenditures, (iv) write-downs of $14.7 million ($16.5 million pretax) of certain mining investments, and (v) other charges of $5.8 million ($5.9 million pretax) primarily related to foreign exchange losses on intercompany redeemable preferred stock.
 (4) Includes write-downs and unusual charges of $29.8 million ($36.6 million pretax) or $0.14 per share including (i) a reduction of $10 million ($15.4 million pretax) in the carrying values of resource assets, (ii) write-downs of $16.4 million ($16.9 million pretax) of certain mining investments, and
     (iii) other charges of $3.3 million ($4.3 million pretax) primarily losses on an intercompany gold loan.
(5) Includes income of $4.9 million ($5.5 million pretax) or $0.02 per share from a litigation recovery.
(6) Includes a gain of $7.9 million ($7.9 million pretax) or $0.04 per share on the sale of the investment in Eagle Mining Corporation NL.
(7) Includes $2.7 million or $0.01 per share and $21.3 million or $0.10 per share in the third and fourth quarters, respectively, for reductions in the Company's accrual for prior year income taxes.
(8) Includes foreign currency exchange losses on intercompany advances of $7.2 million ($8.7 million pretax) or $0.03 per share and $7.4 million ($8.9 million pretax) or $0.04 per share in the 1996 fourth


                                       48

     quarter and year-to-date periods, respectively, primarily related to the Company's Canadian-dollar denominated advances to HCI.
(9) Includes write-downs of $8.3 million ($9 million pretax) or $0.04 per share in the carrying value of investments in mining company securities.
(10) Basic and diluted earnings per share.
(11) Homestake only.

                                       49

Five-Year Selected Data (1)
(In thousands, except per share amounts)

                                      1997             1996              1995             1994             1993
                                  ----------------------------------------------------------------------------------
Revenues                             $ 971,415         $ 998,446         $ 949,251       $ 829,935        $ 855,834
Net income (loss)                     (230,606)(2)        45,765 (3)        49,942          93,631 (4)       68,734 (5)
Net income (loss) per share (6)          (1.10)(2)          0.22 (3)          0.25            0.47 (4)         0.36 (5)

Total assets                         1,609,534         1,939,330         1,673,390       1,460,968        1,355,928
Long-term debt                         374,593           254,668           274,292         188,085          198,266
Other long-term obligations            152,610           123,475           127,558         111,065           93,685
Deferred income
       and mining taxes                161,862           218,379           202,607         147,278          173,258
Minority interest                      108,116           103,960           100,380          94,140           55,164
Shareholders' equity                   683,505         1,023,825           848,640         799,376          700,545

Dividends per share (7)                   0.15              0.20              0.20           0.175             0.10

(1) Five-year selected financial data reflects the 1998 combination of Homestake and Plutonic on a pooling-of-interests basis, accordingly all periods have been restated.
(2) Includes a gain of $47.2 million ($62.9 million pretax) or $0.22 per share on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation, a gain of $10.4 million ($10.4 million pretax) or $0.05 per share with respect to the cancellation of an option to acquire Great Central Mines Limited, and a gain of $8.1 million ($13.5 million pretax) or $0.04 per share on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada, and write-downs and unusual charges of $224.9 million ($285.3 million pretax) or $1.07 per share including (i) a write-down of $84.9 million ($107.8 million pretax) in Homestake's investment in the Main Pass 299 sulfur mine,
     (ii) a reduction of $60.1 million ($84.7 million pretax) in the carrying values of resource assets, (iii) write-downs of $45.7 million ($47.9 million pretax) of certain investments, (iv) an increase of $21.5 million ($29.1 million pretax) in the accrual for estimated future reclamation expenditures, and (v) other charges of $12.7 million ($15.8 million pretax) consisting primarily of foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan.
(3) Includes income of $24 million or $0.11 per share from a reduction in the Company's accrual for prior year income taxes, a gain of $7.9 million ($7.9 million pretax) or $0.04 per share from the sale of the investment in Eagle Mining Corporation NL, a foreign currency exchange loss on intercompany advances of $7.4 million ($8.9 million pretax) or $0.04 per share primarily related to the Company's Canadian-dollar denominated advances to HCI, write-downs of $8.3 million ($9 million pretax) or $0.04 per share in the carrying values of investments in mining company securities, and proceeds of $4.9 million ($5.5 million pretax) or $0.02 per share from a litigation recovery.
(4) Includes a gain of $12.6 million ($15.7 million pretax) or $0.06 per share on the sale of the Company's interest in the Dee mine and a gain of $11.2 million ($11.2 million pretax) or $0.06 per share on dilution of the Company's interest in Prime.
(5) Includes expense of $12.8 million ($16 million pretax) or $0.07 per share for the write-down of oil assets at Main Pass 299 and expense of $6.8 million ($8.2 million pretax) or $0.03 per share for restructuring and business combination costs.
(6) Basic and diluted earnings per share.
(7) Homestake only.

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